                                                       EXHIBIT 13


FINANCIAL HIGHLIGHTS


                                              1997                  1996                 1995
                                              ----                  ----                 ----
Revenues                                    $51,706,000          $38,184,000           $31,186,000

Net income                                    5,557,000            4,636,000             3,073,000

Per common share
  Net income:
   Basic                                           1.09                 1.02                  0.76
   Diluted                                         1.05                 0.99                  0.75
 Book value at year end                            8.66                 8.91                  9.09
 Market price at year end                         30.75                15.25                 10.25

At December 31:

 Total assets                               690,556,000          492,263,000           384,070,000

 Stockholders' equity                      $ 45,032,000         $ 40,159,000          $ 30,865,000

 Number of banks                                     11                    8                     6

                         [CAPITOL BANCORP LETTERHEAD]



REPORT TO SHAREHOLDERS


To Our Shareholders:

BANK DEVELOPMENT

Our newest bank, Kent Commerce Bank, located in the Grand Rapids, Michigan market opened in January of 1998. This was the fourth new bank to open since our last Annual Report to Shareholders.

In the previous report we noted that Capitol Bancorp intended to develop four new banks during the course of the year. We have completed this objective. Each of these banks is guided by a highly qualified president, drawn from the market in which the bank serves, including Brighton Commerce Bank in Brighton, Michigan, led by Gary Nickerson; Valley First Community Bank in Scottsdale, Arizona, led by Gary Hickel; Muskegon Commerce Bank in Muskegon, Michigan, led by Robert McCarthy; and, most recently, Kent Commerce Bank in Grand Rapids, Michigan, led by David Veen. The board of directors of each of our new banks meet the highest standards of community leadership and individual success which has come to be the benchmark of directorship of our financial institutions.

The development of each new bank adds significantly to the asset growth rate which Capitol Bancorp currently enjoys. For 1997, assets grew by approximately 40% (to $691 million), up from the 28% (total assets of $492 million) growth rate for the preceding year. We expect that this rate of growth will continue in calendar year 1998, moving Capitol Bancorp close to $1 billion in consolidated assets.

     Current growth is, in part, driven by the fact that six of our twelve affiliated banks are less than 24 months old. In the early years, new bank growth rates can exceed 100% in a given year. Additionally, significant growth continues to emerge from our mature high-performance banks. Ann Arbor Commerce

Bank, currently our largest financial institution, increased assets 31% from $106 million in 1996 to $138 million in 1997.

We have targeted the development of three additional new affiliated banks for calendar year 1998. This will serve to further growth. We presently have applications pending to charter additional banks in Phoenix and Tucson, Arizona, and in Detroit, Michigan. There is a reasonable likelihood that we will add to this list before the end of this year.

EARNINGS PERFORMANCE
Earnings performance for 1997 increased 20% over the previous year. Under normal circumstances, we would not be unduly impressed with this record in view of the fact that the banking industry, in general, has out-performed several industries. Indeed, banks and bank holding companies should have performed well in 1997. However, Capitol Bancorp has delivered this performance with the additional burden of developing six banks (including one in January 1998) which are less than two years old. Typically, a de novo bank reports operating losses in the first months and years of operation. These operating losses negatively impact the consolidated operating results. Until a new bank reaches a level of maturity, it is a burden on earnings performance. Noteworthy, two of the six banks, Bank of Tucson, led by Michael Hannley, and Macomb Community Bank, led by Stephen Tarczy, achieved profitability early in 1997.

The stellar performance of our mature banks has proven to be more than capable of providing an income stream to support the Corporation. Capitol National Bank, our original bank led by Robert Carr, reported earnings of $1.8 million, a return on average equity (ROE) of 21% and a return on average assets (ROA) of 1.6%. Our second oldest bank, Portage Commerce Bank, led by Paul Ballard, reported $1.2 million in earnings, an ROE of 21% and an ROA of 1.4%. Ann Arbor Commerce Bank, our third oldest bank, formed in 1990 and led by Richard Dorner, reported earnings of $1.9 million, an ROE of 23%, and an ROA of 1.6%. We expect that the earnings performance of our mature banks will continue to provide a platform for bank development.

OUR MISSION

Capitol Bancorp maintains a strong commitment to providing a human interface between our bank customers and the banking system. We are committed to the development of banking institutions that are based on human relationships, not on TV advertisements or gimmicks. In return for the banking relationship, we strive to provide an extraordinary level of service to our customers.

Each of our affiliated financial institutions has complete authority to make all decisions affecting credit, pricing and marketing. Capitol Bancorp does not pretend to identify the nuances which exist in each community. We rely on the president and board of directors of each bank to determine the best interests of the bank within the community. This is not a novel concept but it differs dramatically from the transaction-oriented, production-driven methodology of the mega financial institutions of today.

There will always be bank customers who will seek out personalized financial service from modestly sized local institutions. We intend to be there.

Sincerely,

\s\ Joseph D. Reid

Joseph D. Reid
Chairman, President and CEO

                      [CAPITOL NATIONAL BANK LETTERHEAD]



CAPITOL NATIONAL BANK
It is a privilege this year to reflect on 15 years of continual growth and progress at Capitol National Bank. This has been another year of major accomplishment and we are thankful to the many people who have been part of our achievements. It is our customers to whom we are most grateful because they help create the policies and procedures through which our business is run and then are implemented by a group of employees with a commitment to provide superior service.

Today we live in a changing environment and it is important to adapt with new products and services, improved risk management oversight, and an effective use of technology. These are areas where we place our greatest attention in planning to meet your needs in the future.

We have always believed the customer's definition of quality service is more important than our own, and will continue to deliver on that commitment.

\s\ Robert C. Carr
Robert C. Carr - President and CEO


CAPITOL NATIONAL BANK FINANCIAL HIGHLIGHTS

AT END OF YEAR  (IN THOUSANDS):                1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                   $ 126,552        $ 104,254       $ 97,622
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                   94,400           80,749         75,468
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                         116,746           95,468         89,725
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      8,893            8,020          7,234
----------------------------------------- --------------- ---------------- --------------

                      [PORTAGE COMMERCE BANK LETTERHEAD]

PORTAGE COMMERCE BANK

The highlight of the year was the move to our newly constructed banking facility at 800 E. Milham Road. The location of the two story brick building with three drive-through lanes has greatly improved the accessibility of the Bank to our community.

In addition to our physical expansion, the Bank grew in financial terms as well. Assets of the Bank totaled over $91 million - 24% higher than last year. Income increased to $1,168,000 for the year, another new record for the Bank.

Our courier service, which we implemented in 1997, is an extension of the high level of personal service offered by our employees. Many of our customers appreciate the friendly, helpful manner of our courier staff and use this service daily.

In 1998, we will expand our services further by providing debit cards and an automatic teller machine on the Bank's premises. We thank our customers for their business and the stockholders for their support as we look forward to the next year.

\s\ Paul R. Ballard

Paul R. Ballard - President and CEO

PORTAGE COMMERCE BANK FINANCIAL HIGHLIGHTS

AT END OF YEAR (IN THOUSANDS):                 1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                    $ 91,759       $   73,769       $ 64,019
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                   72,115           58,177         45,870
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                          85,358           68,273         59,124
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      6,085            5,248          4,729
----------------------------------------- --------------- ---------------- --------------

                     [ANN ARBOR COMMERCE BANK LETTERHEAD]

ANN ARBOR COMMERCE BANK

In October, 1990 Ann Arbor Commerce Bank was established with six employees and less than $4 million in assets. We were a small bank in a small building. However, we were "big" on customer service. Over the last seven years we have continued to grow, breaking though the seams of our current "well worn" building and expanding into off-site space.

Last June construction began on the new Ann Arbor Commerce Bank building on the same corner at State and Eisenhower. We know that our greatest challenge will be "to remain a small bank in a large building". Our numbers have grown, but our attitude toward the highest quality of customer service remains ever growing. We look forward to maintaining and nurturing the relationships we have spent years establishing with our customers.

\s\ Richard G. Dorner

Richard G. Dorner - President and CEO

ANN ARBOR COMMERCE BANK FINANCIAL HIGHLIGHTS

AT YEAR END (IN THOUSANDS):                    1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                   $ 138,390        $ 105,651      $  75,954
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                  115,882           79,463         58,869
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                         127,852           98,415         70,670
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      9,759            6,655          4,918
----------------------------------------- --------------- ---------------- --------------

                      [OAKLAND COMMERCE BANK LETTERHEAD]

OAKLAND COMMERCE BANK

  During 1997, Oakland Commerce Bank celebrated its five year anniversary. It was time to reflect and recall the events that had paved the way to the current levels of success that had been achieved. Interestingly enough, it became clear that we simply followed our initial strategic plan which called for providing the highest level of service to our customers. Every decision made and every course charted revolved around this singular concept.

Furthermore, it offered us an opportunity to confirm that it is the dedication and commitment of our staff, officers and directors that enable us to continually improve upon our performance.

Oakland Commerce Bank appreciates the loyalty our customers have shown and we will continue to work diligently to satisfy the future needs of our most important asset - the customer.


\s\ James R. Kaye

James R. Kaye - President and CEO

OAKLAND COMMERCE BANK FINANCIAL HIGHLIGHTS

AT YEAR END (IN THOUSANDS):                    1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                    $ 81,839         $ 71,095       $ 61,469
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                   58,091           54,569         46,146
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                          75,549           62,167         52,835
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      5,811            5,434          5,192
----------------------------------------- --------------- ---------------- --------------

                      [PARAGON BANK & TRUST LETTERHEAD]

PARAGON BANK & TRUST

Through providing excellence in personal service to the Holland region, Paragon Bank & Trust was able to achieve asset growth of 13% and net income growth of 12% in 1997. This growth has emanated from referrals from our existing clients, advisory board and our board of directors, which is the highest form of compliment. With the continuing consolidation of banks and entry of new banks into the Holland market, Paragon Bank & Trust has focused on providing the best service to small business, professional and senior citizen patrons. The trust service also has been successful, with asset growth of 30% for the past two years. The decision to implement a state-wide operation will be the trust challenge for 1998.

Paragon Bank & Trust looks forward to 1998 with strong growth expectations. With the continued support from our clients, employees and directors, we will be able to meet those expectations.

\s\Scott G. Kling

Scott G. Kling - President and CEO


PARAGON BANK & TRUST FINANCIAL HIGHLIGHTS



AT END OF YEAR (IN THOUSANDS):                 1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                    $ 72,332         $ 63,752       $ 56,064
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                   59,184           46,680         41,288
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                          66,466           58,940         50,425
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      5,426            4,484          5,068
----------------------------------------- --------------- ---------------- --------------

                        [GRAND HAVEN BANK LETTERHEAD]


GRAND HAVEN BANK

1997 marked a year of significant gain in the depth of Grand Haven Bank's customer service delivery system. Staffing levels increased as residential and consumer lenders were added to respond efficiently to loan requests. Building and technical expansions completed during the year provide an excellent platform on which to meet the needs of the community. Unique to the Tri-Cities area was the implementation of our courier service which picks up business deposits. The above, combined with our continued commitment to a high level of customer service and responsive, local decision-making, provides us a competitive advantage in our marketplace.

We are proud of the team of employees that has been put together and look forward with great expectations for 1998 and beyond.

\s\ John D. Groothuis

John D. Groothuis - President and CEO

GRAND HAVEN BANK FINANCIAL HIGHLIGHTS


AT END OF YEAR (IN THOUSANDS):                 1997            1996            1995
----------------------------------------- --------------- ---------------- --------------
TOTAL ASSETS                                    $ 45,320         $ 32,731       $ 20,930
----------------------------------------- --------------- ---------------- --------------
PORTFOLIO LOANS                                   35,770           26,162         14,630
----------------------------------------- --------------- ---------------- --------------
DEPOSITS                                          41,298           29,728         18,129
----------------------------------------- --------------- ---------------- --------------
TOTAL CAPITAL                                      3,741            2,809          2,647
----------------------------------------- --------------- ---------------- --------------

                      [MACOMB COMMUNITY BANK LETTERHEAD]

MACOMB COMMUNITY BANK

Macomb Community Bank achieved early success during its first full year of operation in 1997. By developing a community oriented culture, we are decisive in our approach and can deliver a variety of affordable financial products, together with user friendly innovative technologies relevant to `relationship' banking.

Macomb Community Bank's team of talented professionals has a passion for performance and the spirit to bring a high degree of personalized service to our valued customers.

Macomb County's own economic indicators display many of the conditions favorable to sustain growth and prosperity for both individual mobility and productive business expansion in 1998.

Our philosophy will continue to focus on the ideals and values of traditional community banking practices. We at Macomb Community are excited about our success, and proud of the solid civic foundation being nurtured in the community where we all live and work.


 \s\ Stephen C. Tarczy

Stephen C. Tarczy - President and CEO


MACOMB COMMUNITY BANK FINANCIAL HIGHLIGHTS

------------------------------------------------------- --------------- ----------------
AT END OF YEAR (IN THOUSANDS):                               1997            1996
------------------------------------------------------- --------------- ----------------
TOTAL ASSETS                                                  $ 41,010         $ 15,123
------------------------------------------------------- --------------- ----------------
PORTFOLIO LOANS                                                 19,546            5,821
------------------------------------------------------- --------------- ----------------
DEPOSITS                                                        37,227           11,487
------------------------------------------------------- --------------- ----------------
TOTAL CAPITAL                                                    3,412            3,587
------------------------------------------------------- --------------- ----------------

                     [BRIGHTON COMMERCE BANK LETTERHEAD]


BRIGHTON COMMERCE BANK

Our first year offered both excitement and new challenges. After opening in a temporary facility on January 8, 1997, we moved into our permanent facility on June 1, 1997. Due to the efforts of our staff and directors, as well as the reception of the local community, we grew dramatically from that time through year end.

As the only local community bank in Brighton, we offer highly personalized service as a way to distinguish us from our competitors.

We want to thank our customers, stockholders, associates and directors for all of their support this past year. We look forward to the new year with enthusiasm and confidence. We anticipate another year of tremendous growth by servicing our existing accounts, as well as establishing new relationships through personalized service and local decision-making.

\s\ Gary T. Nickerson

Gary T. Nickerson - President and CEO


BRIGHTON COMMERCE BANK FINANCIAL HIGHLIGHTS

AT YEAR END (IN THOUSANDS):                                                      1997
------------------------------------------------------------------------ ----------------
TOTAL ASSETS                                                                    $ 23,853
------------------------------------------------------------------------ ----------------
PORTFOLIO LOANS                                                                   13,817
------------------------------------------------------------------------ ----------------
DEPOSITS                                                                          21,518
------------------------------------------------------------------------ ----------------
TOTAL CAPITAL                                                                      1,921
------------------------------------------------------------------------ ----------------

                     [MUSKEGON COMMERCE BANK LETTERHEAD]


MUSKEGON COMMERCE BANK


Muskegon Commerce Bank opened for business on December 3, 1997 and has been enthusiastically supported by our community. With the recent sales of two large financial institutions within the area, we're now the only true local community bank in Muskegon.

The Bank gained immediate credibility in the Muskegon market with the selection of a well-known board of directors. We're fortunate to have three directors with prior local bank board experience. The response has been excellent in terms of both deposit and loan activity and we're well positioned to meet our growth goals in 1998 and beyond. Like the more mature affiliated banks within Capitol Bancorp, our main thrust will be to provide superior service in the commercial lending and residential mortgage areas. We believe that this focus will ensure a loyal and expanding customer base for the coming years.

With an energetic and well-rounded staff, we look forward with confidence to an exciting and challenging year in 1998.


\s\ Robert. J. McCarthy

Robert J. McCarthy - President and CEO

MUSKEGON COMMERCE BANK FINANCIAL HIGHLIGHTS


AT END OF YEAR (IN THOUSANDS):                                                 1997
------------------------------------------------------------------------- ---------------
TOTAL ASSETS                                                                   $   7,885
------------------------------------------------------------------------- ---------------
PORTFOLIO LOANS                                                                    1,610
------------------------------------------------------------------------- ---------------
DEPOSITS                                                                           5,240
------------------------------------------------------------------------- ---------------
TOTAL CAPITAL                                                                      2,604
------------------------------------------------------------------------- ---------------

                       [KENT COMMERCE BANK LETTERHEAD]


KENT COMMERCE BANK

Kent Commerce is delighted to be the most recent "de novo" bank in the Capitol Bancorp family beginning January 1998. We have built a team of outstanding local banking professionals who are determined to deliver an unmatched level of personalized service to small business and individual clients in the greater Grand Rapids market. Our flexibility and responsiveness will set us apart and ensure our success in a highly competitive banking environment.

We are fortunate to have assembled an impressive board of directors which has been instrumental in helping to develop our initial customer base. We are confident that Grand Rapids has a strong need for our style of community banking.

We look forward to the exciting challenges of 1998!

\s.\ David E. Veen

David E. Veen - President & CEO

                  [SUN COMMUNITY BANCORP LIMITED LETTERHEAD]




REPORT TO SHAREHOLDERS OF
SUN COMMUNITY BANCORP LIMITED


Dear Shareholders:

EVENTS OF THE YEAR

Calendar year 1997 marked a rapid series of events designed to foster the development of an Arizona-based bank holding company. First was the development of Sun Community Bancorp Limited and the conversion of stock in the Bank of Tucson to stock in Sun Community Bancorp. This was completed in May.

Second, Sun Community Bancorp initiated and completed a $4.5 million private offering of additional common stock at a price of $18.00 per share, also in May.

Third, Sun Community Bancorp completed the organization of Valley First Community Bank in Scottsdale, Arizona, which opened in June.

Fourth, an application was filed to charter a new bank in the Biltmore area of Phoenix, Arizona and successful efforts were initiated in August to attract longtime banker Barbara Ralston to serve as the future bank's president.

Fifth, an application was filed to charter a new bank in the northwest Tucson area. In September, senior banker John Lewis of Tucson agreed to serve as the future bank's president.

Sixth, successful discussions resulted in the engagement of banker Patricia Stone to serve as Senior Vice President in charge of credit administration. Ms. Stone is familiar with both the Tucson and Phoenix markets and brings significant credit expertise to the Corporation. Our rapid rate of growth as a bank holding company cannot be successful without strict adherence to matters of safety and soundness by our existing bank affiliates. Credit administration is an important part of this responsibility.

Finally, an additional private placement offering of Sun Community Bancorp common stock was successfully completed in January 1998, adding approximately $7 million in capital at a price of $22.00 per share. This effort completes the capital plan adopted by the board of directors, a necessary element in fulfilling our accelerated effort to build an Arizona bank holding company.

PERFORMANCE

For the year ended December 1996, Bank of Tucson reported assets of $17 million. Year end 1997 has resulted in Sun Community Bancorp Limited consolidated assets of $55 million, representing a 218% increase in assets from the previous year.

Operating results for calendar year 1996 were a loss of $164,000 for our Tucson affiliate, which at year end was six months old. Results of consolidated operations for 1997 were a loss of $72,000. We expect that earnings for calendar year 1998, unlike asset growth, will remain unspectacular. Growth of each of our new banks will continue to impose a significant burden on the earning stream of the Corporation. This should not detract from the stellar performance of the Bank of Tucson which reported a profit for its first full calendar year of operation.

During 1998 we expect to open the two new banks presently in organization. In addition, we are working on the development of additional banks.

The performance and development of Sun Community Bancorp is on course. We expect this relatively new entity to have a significant impact upon the Arizona banking industry over the course of the coming year.

Sun is rising here in the West.

Sincerely,



\s\ Joseph D. Reid

Joseph D. Reid
Chairman, President and CEO

                         [BANK OF TUCSON LETTERHEAD]



BANK OF TUCSON


Bank of Tucson's mission is to serve our clients - personally and professionally. We are open Monday through Friday from 9:00 a.m. to 4:00 p.m., but if you need to transact business before or after hours, a friendly banker will greet you.

Need a deposit picked up at your office? No problem. Our couriers will be there. Where can you walk into a bank today and wave at the President, or even stop by for a short chat? At Bank of Tucson!

We are technologically advanced with nationwide ATMs, 24-hour telephone banking, and experienced commercial and real estate lenders. The staff is empowered to make the right decision when you need one.

Our board of directors represents the fabric of Tucson's community and is committed to providing the highest level of personal banking service "the old-fashioned way".


\s\ Michael F. Hannley

Michael F. Hannley - President

BANK OF TUCSON FINANCIAL HIGHLIGHTS

AT END OF YEAR (IN THOUSANDS):                              1997             1996
----------------------------------------------------- ----------------- ----------------
TOTAL ASSETS                                                  $ 41,605         $ 17,276
----------------------------------------------------- ----------------- ----------------
PORTFOLIO LOANS                                                 23,406            4,850
----------------------------------------------------- ----------------- ----------------
DEPOSITS                                                        35,926           12,021
----------------------------------------------------- ----------------- ----------------
TOTAL CAPITAL                                                    5,412            5,189
----------------------------------------------------- ----------------- ----------------

                   [VALLEY FIRST COMMUNITY BANK LETTERHEAD]




VALLEY FIRST COMMUNITY BANK

The community's response to and support of Valley First Community Bank's first six months of operation has been very gratifying. Our growth reflects our market's identification with our personalized service philosophy during a time when our big bank competitors are promoting their electronic delivery systems.

Our "It's Business, It's Personal" slogan has caught the attention of the small business community resulting in the Bank's loan demand exceeding expectations. The phenomenal growth is indicative of customer confidence in our experienced group of banking professionals as well as the concerted efforts of our board of directors.

The dedication and professionalism the staff has exhibited is the platform on which our future success rests.


\s\ Gary W. Hickel

Gary W. Hickel - President

VALLEY FIRST COMMUNITY BANK FINANCIAL HIGHLIGHTS

AT END OF YEAR (IN THOUSANDS):                                               1997
----------------------------------------------------------------------- ----------------
TOTAL ASSETS                                                                   $ 12,826
----------------------------------------------------------------------- ----------------
PORTFOLIO LOANS                                                                   7,830
----------------------------------------------------------------------- ----------------
DEPOSITS                                                                          8,603
----------------------------------------------------------------------- ----------------
TOTAL CAPITAL                                                                     4,170
----------------------------------------------------------------------- ----------------

                             CAPITOL BANCORP LTD.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share data)

                                                As of and for the Year Ended December 31
                                         ------------------------------------------------------------------
                                               1997(1)      1996(2)     1995(3)       1994(4)      1993
                                         ------------------------------------------------------------------
For the year:
     Interest income                         $ 49,549     $ 36,479     $ 29,914      $ 21,480     $ 17,729
     Interest expense                          24,852       17,800       15,079         9,397        8,071
     Net interest income                       24,697       18,679       14,835        12,083        9,658
     Provision for loan losses                  2,049        1,196          839           473          598
     Noninterest income                         2,157        1,705        1,272         2,189        1,070
     Noninterest expense                       16,361       12,307       10,460        10,563        8,643
     Net income                                 5,557        4,636        3,073         2,076        1,055
     Net income per share:(5)
         Basic                                   1.09         1.02          .76           .62          .38
         Diluted                                 1.05          .99          .75           .61          .37
     Cash dividends paid per share(5)             .36          .30          .23           .23          .17

At end of year:
     Total assets                           $ 690,556     $492,263     $384,070      $316,312     $253,683
     Total earning assets                     641,561      455,502      357,446       292,817      237,927
     Portfolio loans                          502,755      357,623      283,471       241,583      171,514
     Deposits                                 604,407      436,166      340,287       279,650      220,513
     Debt obligations                                        6,500        8,712         7,924       11,023
     Trust-preferred securities                24,126
     Stockholders' equity                      45,032       40,159       30,865        25,714       18,337


                                                            Quarterly Results of Operations
                                            ----------------------------------------------------------------
                                              First         Second      Third      Fourth         Total for
                                             Quarter        Quarter     Quarter   Quarter         the year
                                            ----------------------------------------------------------------
Year ended December 31, 1997(1)
     Interest income                         $ 10,534       $ 11,878    $ 13,039      $ 14,098     $ 49,549
     Interest expense                           5,166          5,785       6,682         7,219       24,852
     Net interest income                        5,368          6,093       6,357         6,879       24,697
     Provision for loan losses                    454            512         476           607        2,049
     Income before income taxes                 1,890          1,995       2,278         2,282        8,445
     Net income                                 1,262          1,320       1,476         1,499        5,557
     Net income per share:(5)
         Basic                                    .25            .26         .28           .29         1.09
         Diluted                                  .25            .26         .28           .28         1.05
     Cash dividends paid per share(5)             .09            .09         .09           .09          .36

Year ended December 31, 1996(2)
     Interest income                         $  8,488       $  8,772    $  9,271      $  9,948     $ 36,479
     Interest expense                           4,194          4,254       4,548         4,804       17,800
     Net interest income                        4,294          4,518       4,723         5,144       18,679
     Provision for loan losses                    217            260         274           445        1,196
     Income before income taxes                 1,622          1,782       1,740         1,737        6,881
     Net income                                 1,101          1,148       1,178         1,209        4,636
     Net income per share:(5)
         Basic                                    .26            .26         .24           .25         1.02
         Diluted                                  .26            .26         .24           .24          .99
     Cash dividends paid per share(5)            .075           .075        .075          .075          .30

(1) Includes Brighton Commerce Bank, effective January 1997, and Muskegon Commerce Bank, effective December 1997, which are 59% and 51% owned by the Corporation, respectively. Also includes Valley First Community Bank, effective June 1997, which is 51% owned by Sun Community Bancorp Limited, a second-tier bank holding company 51% owned by the Corporation and formed in May 1997.

(2) Includes Bank of Tucson and Macomb Community Bank, effective June 1996 and September 1996, respectively, both of which are 51% owned by the Corporation (Bank of Tucson became a wholly-owned subsidiary of Sun Community Bancorp Limited, which is 51% owned by the Corporation, in May
     1997).

(3) The Corporation formed and implemented Grand Haven Bank as a de novo bank effective May 1, 1995 (formerly a branch of Paragon Bank & Trust, which was acquired in 1994 -- see Note 4). Effective March 31, 1995, the Corporation sold a majority interest in Amera Mortgage Corporation (formerly Mortgage Connection, Inc., acquired in 1992); for periods after March 31, 1995, the Corporation's remaining investment has been accounted for under the equity method.

(4) Includes Paragon Bank & Trust for periods after the date of merger (June 30, 1994), which has been accounted for as a purchase.

(5) As restated to reflect adoption of Financial Accounting Standards Board Statement No. 128, "Earnings per Share" and/or adjusted to reflect the Corporation's 1997 and 1996 10% stock dividends as if they had occurred at the beginning of the periods presented.

INFORMATION REGARDING THE CORPORATION'S COMMON STOCK


The Corporation's common stock is traded on the National Market Tier of The Nasdaq Stock MarketSM under the symbol "CBCL". Market quotations regarding the range of high and low sales prices of the Corporation's common stock (without adjustment for the Corporation's 1997 and 1996 10% stock dividends), which reflect inter-dealer prices without retail mark-up, mark-down or commissions, were as follows:

                                           1997                               1996
                                  -----------------------            ---------------------
                                    Low           High                   Low          High
                                  -----------------------            ---------------------
Quarter Ended:
        March 31                   $ 14.50        $ 16.25             $ 10.25   $  11.00
        June 30                      13.75          18.00                9.75      11.00
        September 30                 17.25          26.50                9.75      12.75
        December 31                  24.125         33.00               11.63      17.25

During 1997 and 1996, the Corporation paid quarterly cash dividends of $0.10 and $0.09 per share, respectively.

As of February 17, 1998, there were approximately 2,400 beneficial holders of the Corporation's common stock, based on information supplied to the Corporation from its stock transfer agent and other sources. At that date, 5,201,380 shares of common stock were outstanding. The Corporation's stock transfer agent is UMB Bank, n.a., 928 Grand Ave., P.O. Box 410064, Kansas City, Missouri 64141-0064 (telephone (800) 884-4225).

The Corporation has a Shareholder Investment Program which offers a variety of convenient features including dividend reinvestment, certain fee-free transactions, certificate safekeeping and other benefits. For a copy of the Program Prospectus, informational brochure and enrollment materials, contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd.
at (517) 487-6555.

In addition to the Corporation's common stock, trust-preferred securities of Capitol Trust I (a subsidiary of the Corporation) are also traded on the National Market Tier of The Nasdaq Stock MarketSM under the symbol "CBCLP". Such trust-preferred securities consist of 2,530,000, 8.5% cumulative preferred securities, with a liquidation amount of $10 per preferred security, which are guaranteed by the Corporation and mature in 2027, are callable after 2002 and may be extended to 2036 if certain conditions are met.


AVAILABILITY OF FORM 10-K AND CERTAIN OTHER REPORTS

A copy of the Corporation's 1997 report on Form 10-K, without exhibits, is available to holders of the Corporation's common stock or trust-preferred securities without charge, upon written request. Form 10-K includes certain statistical and other information regarding the Corporation and its business. Requests to obtain Form 10-K should be addressed to Linda D. Pavona, Vice President, Capitol Bancorp Ltd., One Business & Trade Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic reports, are filed with the Securities and Exchange Commission ("the Commission"). The Commission maintains an internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes the Corporation). The Commission's web site address is http:\\www.sec.gov. The Corporation's filings with the Commission can also be accessed through the Corporation's web site http:\\www.cbcl.com.

                             CAPITOL BANCORP LIMITED
Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
                                  Operations

This Section of the Annual Report discusses the Corporation's results of operations and financial condition and should be read in conjunction with the consolidated financial statements appearing elsewhere herein. This discussion also includes certain supplementary statistical and other data which are described more fully in the Corporation's report on Form 10-K, copies of which are available upon request, as indicated on page 18. With the exception of historical data, information discussed herein includes forward-looking statements which involve risks and uncertainties. Further, future operating results will be affected by various trends and factors which are beyond the Corporation's control. These include, among other factors, the competitive banking environment in which the Corporation and its banks operate, risks relating to the Corporation's concentration of commercial loans and emphasis on commercial lending activities, changes in general economic conditions and interest rates, rapid or unexpected changes in technologies or other uncertain business conditions that may affect the Corporation's business and operating units. Accordingly, past results and trends may not be reliable indicators of future results or trends. The Corporation wishes to caution readers that a number of important factors discussed herein could affect the Corporation's actual results and cause actual results to differ materially from those in the forward-looking statements.

OVERVIEW

The Corporation has achieved significant growth in earnings and assets in 1997. Total assets at December 31, 1997 approximated $691 million, an increase of more than 40% over the year end 1996 level of $492 million. Earnings for 1997 approximated $5.6 million ($1.05 per diluted share), compared to $4.6 million ($0.99 per diluted share) in 1996 and $3.1 million ($0.75 per diluted share) in 1995.

The Corporation is engaged in the sole business activity of banking.

CHANGES IN CONSOLIDATED GROUP

The number of affiliated units increased in 1997, consistent with the Corporation's de novo growth strategy. Three de novo banks and a second-tier bank holding company were added in 1997.

Sun Community Bancorp Limited ("Sun") became a second-tier subsidiary bank holding company in May 1997. It became a 51%-owned subsidiary of the Corporation upon its consummation of a share exchange agreement with Bank of Tucson, a de novo bank formed in 1996 which was 51%-owned by the Corporation. As a result of Sun's share exchange agreement, Bank of Tucson became a 100%-owned subsidiary of Sun. Shortly after the share exchange transaction, Sun completed a $4.5 million private offering of common stock (in which the Corporation invested $2.3 million, maintaining its 51% ownership of Sun), the proceeds of which will be used for additional de novo bank expansion and other corporate purposes. Sun is headquartered in Arizona and will facilitate further de novo banking activities in the southwestern portion of the United States.

In June 1997, Valley First Community Bank in Scottsdale, Arizona was formed as a de novo bank, 51%-owned by Sun. Initial capitalization of Valley First Community Bank was $4.4 million.

Two de novo banks were also formed in Michigan (Brighton Commerce Bank in January and Muskegon Commerce Bank in December) and are majority-owned (59% and 51%, respectively) subsidiaries of the Corporation. Initial capitalization of these banks approximated $2.7 million and $2.8 million, respectively.

During 1996, two de novo banks (Bank of Tucson--see discussion above--and Macomb Community Bank) became majority-owned subsidiaries of the Corporation. The initial capitalization of those banks was $5.4 million and $4.0 million, respectively. In 1995, the Corporation formed Grand Haven Bank, an 85%-owned de novo bank previously operated as the Grand Haven branch of Paragon Bank & Trust. Its initial capitalization was $2.5 million.

CONSOLIDATED RESULTS OF OPERATIONS

Net income approximated $5.6 million ($1.05 per diluted share) in 1997, $4.6 million ($0.99 per diluted share) in 1996 and $3.1 million ($0.75 per diluted share) in 1995. Basic net income per share amounted to $1.09, $1.02 and $0.76 in 1997, 1996 and 1995, respectively.

Net income increased 20% in 1997. Net income also increased significantly in 1996 (51%) and 1995 (48%). The increase in net income per share (both basic and diluted) was less than the increase in net income due to increases in the number of common shares outstanding and the dilutive effect of stock options and warrants. The rate of growth in net income in 1997 was less than the preceding two years primarily due to recent additions of newly-formed de novo banks which do not contribute to earnings in their early years of operations (at year end 1997, nearly half of the affiliated banks are less than two years old). Additionally, the

Corporation's significant growth in assets (see section herein discussing changes in financial condition) generally contribute to earnings in subsequent periods.

The following table summarizes individual bank operating performance and consolidated operating results (dollar amounts in thousands):

                                                                          Return On                    Return On
                                           Net Income                   Average Equity               Average Assets
                                    --------------------------   -----------------------------   -----------------------
                                     1997    1996     1995        1997      1996      1995       1997    1996    1995
                                     ----    ----     ----        ----      ----      ----       ----    ----    ----
Ann Arbor Commerce Bank             $ 1,869  $ 1,177  $   841      23.36%    20.90%    18.86%     1.58%   1.36%   1.29%
Brighton Commerce Bank (1)             (505)     n/a      n/a        n/a       n/a       n/a       n/a     n/a     n/a
Capitol National Bank                 1,804    1,573    1,230      21.41     20.79     18.07      1.64    1.61    1.32
Grand Haven Bank (3)                    341      220       71      10.53      8.10      2.77       .85     .83     .58
Macomb Community Bank (2)               (83)    (120)     n/a        n/a       n/a       n/a       n/a     n/a     n/a
Muskegon Commerce Bank (1)              (25)     n/a      n/a        n/a       n/a       n/a       n/a     n/a     n/a
Oakland Commerce Bank                   917      637      600      16.39     11.88     11.99      1.18     .91    1.04
Paragon Bank & Trust                    701      623      418      13.80     12.74      9.07      1.04    1.12     .80
Portage Commerce Bank                 1,168    1,091      905      20.83     22.00     20.60      1.38    1.58    1.52
Sun Community Bancorp Ltd.:
  Bank of Tucson (2)                    150     (164)     n/a       2.88       n/a       n/a       .47     n/a     n/a
  Valley First Community Bank (1)      (245)     n/a      n/a        n/a       n/a       n/a       n/a     n/a     n/a
Other, net (4)                         (535)    (401)    (992)       n/a       n/a       n/a       n/a     n/a     n/a
                                      -----    -----    -----      -----     -----     -----      ----   -----    ----
Consolidated                        $ 5,557  $ 4,636  $ 3,073      13.28%    12.01%    10.47%      .96%   1.08%    .87%
                                    =======  =======  =======      =====     =====     =====      ====   =====    ====



(1) Brighton Commerce Bank, which is 59% owned by the Corporation, commenced operations in January 1997 and Muskegon Commerce Bank, 51% owned by the Corporation, commenced operations in December 1997. Valley First Community Bank commenced operations in June 1997 and is 51% owned by Sun Community Bancorp Limited, a second-tier holding company owned 51% by the Corporation and formed in May 1997.
(2) Bank of Tucson and Macomb Community Bank commenced operations in June 1996 and September 1996, respectively, both of which are 51% owned by the Corporation (Bank of Tucson became a wholly-owned subsidiary of Sun Community Bancorp Limited, which is 51% owned by the Corporation, in May
    1997).
(3) The Corporation formed and implemented Grand Haven Bank as a de novo bank effective May 1, 1995 (formerly a branch of Paragon Bank & Trust).
(4) Includes pro rata share of operating losses of Amera Mortgage Corporation, a 49%-owned mortgage banking affiliate.

n/a - not applicable

    Total revenues for 1997 exceeded $50 million ($51.7 million), marking a significant achievement in the Corporation's history. Total interest income increased 36% in 1997, 22% in 1996 and 39% in 1995. For those periods, net interest income increased 32%, 26% and 23%, respectively. The increase in total interest income is attributable to growth in earning assets, primarily loan growth. Increases in net interest income, however, differ from increases in total interest income due to fluctuations in the cost of deposits both in terms of market rates and product pricing strategies deployed to achieve deposit growth in highly competitive markets.

    Provisions for loan losses approximated $2.0 million in 1997, $1.2 million in 1996 and $839,000 in 1995. Increases in the provisions for loan losses relate primarily to management's efforts to increase the amount of allowance for loan losses in concert with loan growth. Matters relating to the allowance for loan losses are discussed in additional detail in the "Changes in Consolidated Financial Position" section of this discussion.

    Noninterest income has also increased significantly during the past three years. In 1997, total noninterest income approximated $2.2 million, an increase of 27% over the $1.7 million earned in 1996. In 1995, noninterest income approximated $1.3 million. Increases in noninterest income relate primarily to growth in service charges on deposit accounts, trust income and other sources.

    Noninterest expense has increased significantly from $10.5 million in 1995 and $12.3 million in 1996 to $16.4 million in 1997. The significant growth in noninterest expense during those periods relates primarily to increased staffing, management and facility costs associated with de novo banks as well as increases necessary for the Corporation's more mature banks which have continued to grow in both assets and number of customers.

    Federal income taxes in recent years have approximated 34% of income before federal income taxes.

    Rates of return on average assets decreased in 1997 on a consolidated basis due to asset growth exceeding the rate of earnings growth. In future periods, a similar correlation may occur as the Corporation continues to add de novo banks (which initially detract from earnings) which are less than 100% owned by the Corporation. Although all assets of such banks are included in the Corporation's consolidated balance sheet, their future earnings contribution will be included only to the extent of the percentage ownership by the Corporation.

CHANGES IN CONSOLIDATED FINANCIAL POSITION

Asset growth has been significant in each of the past three years and has come from two sources: ongoing growth of the Corporation's mature banks and growth from newly formed affiliate banks.

Total assets increased 40% in 1997 to $691 million. Total assets in 1996 approximated $492 million, an increase of 28% over the December 31, 1995 level of $384 million. Earning assets approximated $641.6 million or 92.9% of total assets at December 31, 1997. Most of the Corporation's growth in assets occurred in portfolio loans, funded by growth in deposits.

Total portfolio loans approximated $502.8 million at December 31, 1997, an increase of 40% over the December 31, 1996 level of $357.6 million. The Corporation emphasizes deployment of funds into portfolio loans, which approximated 73% of total assets in 1997 and 1996. Commercial loans approximated 79% of total portfolio loans in both 1997 and 1996. The banks emphasize commercial lending activities, consistent with their community banking focus in their respective communities.

The following summarizes total assets and loans for each of the banks and on a consolidated basis as of December 31 (dollar amounts in thousands):



                                                             Total
                                  Total Assets          Portfolio Loans
                               -------------------    ---------------------
                                  1997       1996          1997       1996
                                  ----       ----          ----       ----
 Ann Arbor Commerce Bank        $138,390   $105,651      $115,882    $79,463
 Brighton Commerce Bank           23,853        n/a        13,817        n/a
 Capitol National Bank           126,552    104,254        94,400     80,749
 Grand Haven Bank                 45,320     32,731        35,770     26,162
 Macomb Community Bank            41,010     15,123        19,546      5,821
 Muskegon Commerce Bank            7,885        n/a         1,610        n/a
 Oakland Commerce Bank            81,839     71,095        58,091     54,569
 Paragon Bank & Trust             72,332     63,752        59,184     46,680
 Portage Commerce Bank            91,759     73,769        72,115     58,177
 Sun Community Bancorp Ltd.:
    Bank of Tucson                41,605     17,276        23,406      4,850
    Valley First Community Bank   12,826        n/a         7,830        n/a
 Other, net                        7,185      8,612         1,104      1,152
                                --------   --------      --------   --------
 Consolidated                   $690,556   $492,263      $502,755   $357,623
                                ========   ========      ========   ========

                                                                        Allowance as a
                                                                        Percentage of
                               Allowance for        Nonperforming            Total
                                Loan Losses             Loans           Portfolio Loans
                               ----------------  ------------------     ----------------
                                1997      1996        1997    1996      1997     1996
                                ----      ----        ----    ----      ----     ----
 Ann Arbor Commerce Bank        $1,564    $1,088      $913    $304       1.35%   1.37%
 Brighton Commerce Bank            139       n/a        --     n/a       1.01     n/a
 Capitol National Bank           1,270     1,076       760     797       1.35    1.33
 Grand Haven Bank                  427       303        32      --       1.19    1.16
 Macomb Community Bank             196        59        --      --       1.00    1.01
 Muskegon Commerce Bank             17       n/a        --     n/a       1.06     n/a
 Oakland Commerce Bank             686       655       744   1,227       1.18    1.20
 Paragon Bank & Trust              663       563       660      44       1.12    1.21
 Portage Commerce Bank             950       785       902     327       1.32    1.35
 Sun Community Bancorp Ltd.:
    Bank of Tucson                 235        49        --      --       1.00    1.01
    Valley First Community Bank     82       n/a        --     n/a       1.05     n/a
 Other, net                         --        --        --      --         --      --
                                ------    ------    ------  ------       ----    ----
 Consolidated                   $6,229    $4,578    $4,011  $2,699       1.24%   1.28%
                                ======    ======    ======  ======       ====   =====

 n/a - not applicable

    The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. A number of elements are considered in management's determination of the adequacy of the allowance which include evaluation of recent loss experience, current economic conditions, volume, amount and composition of the portfolio, loan commitments outstanding and other factors.

    The ratio of the allowance for loan losses to total portfolio loans (1.24% at December 31, 1997) has decreased slightly compared to 1996 (1.28%) and 1995 (1.30%). The decrease in the ratio, on a consolidated basis, is the result of recent additions of de novo banks which, due to their unseasoned nature, maintain a relatively lower allowance ratio (generally not less than 1%), while the Corporation's more mature banks maintain higher ratios. Increases in nonperforming loans (total of $4.0 million outstanding on December 31, 1997, compared to $2.7 million at December 31, 1996) are viewed by management as being consistent with portfolio growth patterns. At December 31, 1997, there were no material amounts of impaired loans or other individually material amounts of nonperforming loans. In addition to the recorded allowance for loan losses, certain loans ($18.7 million) are enrolled in a loan program sponsored by the State of Michigan which have specific loss reserves ($1.8 million at December 31, 1997) which are separate and excluded from the allowance for loan losses.

    Asset growth has primarily been derived from increases in deposits. Total deposits approximated $604.4 million at December 31, 1997, an increase of slightly less than 40% over the year end 1996 level of $436.2 million.

    Most deposit growth has occurred in interest-bearing deposits, particularly in the category of time deposits. In each of the banks' markets, competition for deposits has remained intense and highly price sensitive in 1997, 1996 and 1995, a trend which is likely to continue into the foreseeable future. The banks seek to attractively price their deposit products without a significant premium compared to competitor rates, although from time to time premium pricing strategies may be deployed or implemented.

    On a consolidated basis, a relatively high ratio of noninterest-bearing deposits to total deposits has been maintained. At December 31, 1997, noninterest-bearing deposits approximated 13.8% of total deposits compared to 14.4% in 1996 and 12.9% in 1995. The ratio of noninterest-bearing deposits to total deposits can fluctuate significantly depending upon customer transactions. Additionally, the ratio of noninterest-bearing deposits differs geographically inasmuch as affiliated banks in the state of Arizona tend to have a substantially higher ratio of noninterest-bearing deposits, compared to the Corporation's Michigan bank affiliates.

    Liquidity and capital, which are key elements of the Corporation's consolidated financial position, are discussed in the next section.

    LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

    Cash and cash equivalents approximated $92.8 million at December 31, 1997, compared to $63.3 million in 1996 and $45.3 million at year end 1995. Cash and cash equivalents, loans held for resale and investment securities available for sale aggregated $166.4 million or 24.1% of total assets at December 31, 1997, compared to $116.7 million or 23.7%, respectively, at December 31, 1996. Those liquid assets have been maintained at that level to fund depositor needs as well as future loan demand and credit commitments outstanding. Management believes the Corporation's liquidity at December 31, 1997 to be adequate to meet future needs.

    Management has designated most of the Corporation's investment securities as being "available for sale" due to the banks' typical strategy of maintaining a relatively high loan-to-deposit ratio to maximize earnings. Accordingly, such investment securities available for sale ($62.3 million and $46.6 million at December 31, 1997 and 1996, respectively), are carried at market value with the market value adjustment being reflected as an element of stockholders' equity (net of related tax effect) on the Corporation's consolidated balance sheet.

    In addition to sources of liquidity within the Corporation's consolidated balance sheet, additional liquidity is available in form of lines of credit. Two of the Corporation's banks have secured lines of credit with the Federal Home Loan Bank of Indianapolis aggregating $11.6 million of availability at December 31, 1997. Further, the Corporation has a line of credit facility with an unaffiliated bank with availability of $5 million at December 31, 1997. No amounts were outstanding on any of those credit facilities at December 31, 1997.

    On December 19, 1997, the Corporation and a subsidiary (Capitol Trust I) completed a public offering of trust-preferred securities. Under the terms of the offering, Capitol Trust I (of which the Corporation owns 100% of the common interests of the Trust) issued 2,530,000 shares of preferred securities, $10 liquidation amount per preferred security. Gross proceeds from the offering aggregated $25.3 million. Upon receipt of the proceeds of the offering, Capitol Trust I purchased subordinated debentures of the Corporation of likeamount, which bear interest at 8.5% payable quarterly and which mature in 2027 (which may be extended to 2036 if certain conditions are met) and are callable after 2002. The liquidation amount of the trust preferred securities is guaranteed by the Corporation.

    Proceeds from the trust-preferred offering were used, in part (approximately $10.8 million) to repay prior bank indebtedness of the Corporation. The remaining proceeds (approximately $13 million at December 31, 1997) will be used by the Corporation to facilitate further de novo bank expansion, additional deployment of capital into the Corporation's more mature banks and other corporate purposes.

    Interest paid to the Trust by the Corporation (which is recorded as interest expense in the consolidated financial statements) will be distributed by the Trust to the holders of the trust-preferred securities. Under certain conditions, the Corporation may defer payment of interest on the subordinated debentures for periods of up to five years.

    Because Capitol Trust I is a subsidiary (due to the Corporation's ownership of the common interests of the Trust) Capitol Trust I is consolidated with the Corporation for financial reporting purposes. The amount of trust-preferred securities (net of issuance costs which are being amortized over the life of the securities) is classified between liabilities and equity on the Corporation's consolidated balance sheet under the caption "Guaranteed Preferred Beneficial Interests in the Corporation's Subordinated Debentures". Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements.

    The Corporation owns between 51% and 85% of certain affiliated banks. Inasmuch as those banks are not wholly-owned, appropriate accounting recognition is given to applicable minority interests in those consolidated subsidiaries on the Corporation's consolidated balance sheet. Minority interests in consolidated subsidiaries approximated $11 million at year end 1997 and $4.7 million in 1996. Resources provided by minority interests approximated $6.3 million during 1997.

    During 1997 and 1996, stockholders' equity increased significantly due to the exercise of warrants and stock options, resulting in proceeds of $1.9 million in 1997 and $6.1 million in 1996. Most of those proceeds relate to issuance of common stock upon exercise of warrants which were issued originally in a 1994 merger transaction. At December 31, 1997, 560,000 stock options were outstanding which, if exercised (although there is no assurance that any such stock options will be exercised) would result in proceeds to the Corporation of $7.8 million upon issuance of 560,000 additional shares of common stock.

    Stockholders' equity approximated $45 million at December 31, 1997, a net increase of $4.9 million for the year. Such net increase is the result of proceeds from exercise of stock options and warrants previously mentioned and net income for the year, less cash dividends paid.

    Near year end 1996 and 1997, the Corporation issued a 10% stock dividend whereby each shareholder received one share for each ten shares then held. All per-share information appearing in the consolidated financial statements has been retroactively restated to reflect such stock dividends as if they had occurred at the beginning of the periods presented. Although stock dividends do not reduce shareholders' equity, or result in currently taxable income to the recipients, accounting rules require that a transfer be made from retained earnings to common stock when such stock dividends are "paid". Such accounting recognition is required to be made based on the fair value of the shares distributed. Due to recent increases in the market value of the Corporation's common stock (market value of $28.4375 per share at December 1, 1997) distribution of the 1997 10% stock dividend resulted in negative retained earnings at December 31, 1997.

    During 1997 and 1996, the Corporation has paid quarterly cash dividends of $0.10 and $0.09 per share, respectively. The Corporation currently intends to continue payment of quarterly cash dividends for the foreseeable future; however, future payment of any cash dividends is contingent upon liquidity, capital adequacy and other factors in future periods. Accordingly, there can be no assurance with respect to payment of future cash dividends.

    At December 31, 1997, stockholders' equity approximated 6.5% of total assets. Total equity capital (stockholders' equity plus minority interest in consolidated subsidiaries) approximated 8.1% of total assets at December 31, 1997. Total capital (Capitol Trust I preferred securities plus minority interest in consolidated subsidiaries plus stockholders' equity) approximated $80.2 million at December 31, 1997 or 11.6% of total assets.

    The Corporation and each of its affiliated banks are subject to very complex rules and regulations relating to capital adequacy. Key ratios of leverage, Tier 1 capital and Tier 2 capital (as those terms are currently defined in regulatory guidance) and corresponding ratios in relation to total assets and risk-weighted assets are set forth in Note O of the consolidated financial statements appearing on pages 40 and 41 of the Annual Report.

    Under the current regulatory capital framework, banks are categorized as "well capitalized", "adequately capitalized" or "inadequately capitalized". Banks which fall into the "inadequately capitalized" category are subject to the `prompt corrective action' provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the "adequately capitalized" level, the Corporation's management proactively manages the capital of each affiliated bank with the current objective of maintaining those banks in the "well capitalized" category. Classification as a "well capitalized" institution enables such institutions to enjoy the lowest-cost deposit insurance assessment and less restrictive regulatory intervention in relation to certain banking business activities.

    In the opinion of management, all of the Corporation's affiliated banks meet the criteria to be classified as "well capitalized" at December 31, 1997.

    De novo banks, generally as a condition of their charter approval, are required to maintain certain higher capital ratios. Generally, such banks are required to maintain a Tier 1 capital to assets ratio of not less than 8% for the first three years of operation in addition to maintaining an allowance for loan losses of not less than 1% of portfolio loans. Such ratio requirements, in the opinion of management, do not constrict the operations of de novo banks during the period that such ratios are required and, consistent with management's effort to maintain capital adequacy at each affiliated bank, the Corporation will infuse such amounts of capital as are necessary to maintain compliance with those capital requirements.

    TRENDS AFFECTING OPERATIONS

    The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic condition.

    Rapid changes in interest rates, either up or down, can have either a positive or negative impact on net interest income, depending upon the direction and timing of such changes. At any point in time, there is a difference between interest rate-sensitive assets and interest rate-sensitive liabilities. That difference arises because it is theoretically impossible to maintain a perfectly matched relationship between rate-sensitive assets and liabilities. The difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes the Corporation's consolidated financial position in relation to "gap" at December 31, 1997 (dollar amounts in thousands):



                                                Interest            Interest           Interest
                                                  Rate                Rate               Rate
                                              Sensitivity         Sensitivity        Sensitivity
                                             0 to 3 months       4 to 12 months      1 to 5 Years
                                            -----------------   -----------------  -----------------
ASSETS
  Federal funds sold                            $  62,650
  Interest-bearing deposits with banks                260
  Loans held for resale                            11,426
  Investment securities                            11,243         $  20,903          $  28,095
  Portfolio loans:
    Commercial                                    205,672            47,081            142,467
    Real estate mortgage                           15,710            17,068             31,103
    Installment                                     4,057             6,989             28,524
  Non-earning assets and other                                                           2,605
                                                ---------         ---------          ---------
      Total Assets                              $ 311,018         $  92,041          $ 232,794
                                                =========         =========          =========

LIABILITIES AND STOCKHOLDERS'
EQUITY
  Interest-bearing deposits:
    Time deposits over $100,000                 $  55,766         $  67,967          $  16,105
    Time deposits under $100,000                   51,232           118,796             54,558
    All other interest-bearing deposits           156,377
                                                ---------         ---------          ---------
  Total Interest-bearing deposits                 263,375           186,763             70,663
  Noninterest-bearing liabilities
  Capitol Trust I preferred securities
  Minority interest in consolidated
    subsidiaries
  Stockholders' equity                          ---------         ---------          ---------

       Total Liabilities and Stockholders'
       Equity                                   $ 263,375         $ 186,763          $  70,663
                                                =========         =========          =========

Interest rate sensitive period gap              $  47,643         ($ 94,722)         $ 162,131
                                                =========         =========          =========

Interest rate sensitive cumulative gap          $  47,643         ($ 47,079)         $ 115,052
                                                =========         =========          =========

Period rate sensitive assets/period rate
  sensitive liabilities                              1.18              0.49               3.29
Cumulative rate sensitive assets
 /cumulative rate sensitive liabilities              1.18              0.90               1.22
Cumulative gap to total assets                       6.90%            -6.82%             16.66%



                                                  Interest
                                                    Rate
                                                Sensitivity
                                                Over 5 Years           Total
                                              -----------------   ----------------
ASSETS
  Federal funds sold                                                 $  62,650
  Interest-bearing deposits with banks                                     260
  Loans held for resale                                                 11,426
  Investment securities                         $   4,229               64,470
  Portfolio loans:
    Commercial                                        718              395,938
    Real estate mortgage                            2,749               66,630
    Installment                                       617               40,187
  Non-earning assets and other                                          48,995
                                                ---------            ---------
      Total Assets                              $   8,313            $ 690,556
                                                =========            =========

LIABILITIES AND STOCKHOLDERS'
EQUITY
  Interest-bearing deposits:
    Time deposits over $100,000                 $     100            $ 139,938
    Time deposits under $100,000                       20              224,606
    All other interest-bearing deposits                                156,377
                                                ---------            ---------
  Total Interest-bearing deposits                     120              520,921
  Noninterest-bearing liabilities                                       89,457
  Capitol Trust I preferred securities             24,126               24,126
  Minority interest in consolidated
    subsidiaries                                                        11,020
  Stockholders' equity                                                  45,032
                                                ---------            ---------
       Total Liabilities and Stockholders'
       Equity                                   $  24,246            $ 690,556
                                                =========            =========

Interest rate sensitive period gap              ($ 15,933)
                                                =========

Interest rate sensitive cumulative gap          $  99,119
                                                =========

Period rate sensitive assets/period rate
  sensitive liabilities                              0.34
Cumulative rate sensitive assets
 /cumulative rate sensitive liabilities              1.18
Cumulative gap to total assets                      14.35%


    The "gap" changes daily based upon changes in the underlying assets and liabilities. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing and it is difficult to predict the timing, amount and direction of future changes in market interest rates.

    As a means to monitor and manage exposure to interest rate risk, management uses various computerized simulation models which, at a static point in time, are intended to estimate the pro forma effects of changes in interest rates. Using the "gap" table information above and the Corporation's simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in thousands) assuming one hundred and two hundred basis point ("bp") increases and decreases in interest rates:


                                Pro Forma             Pro Forma Effect of                Pro Forma Effect of
                                Assuming No        Interest Rate Increases            Interest Rate Decreases
                                 Change in      -----------------------------     ------------------------------
                             Interest Rates       +100 bp          +200 bp           -100 bp         -200 bp
                             ----------------  ---------------  --------------    --------------  ---------------
  Interest income                $53,836          $56,962         $60,083           $50,706          $47,598
  Interest expense                29,506           31,148          32,789            27,865           26,224
                                 -------          -------         -------           -------          -------

  Net interest income            $24,330          $25,814         $27,294           $22,841          $21,374
                                 =======          =======        ========           =======          =======

The pro forma analysis above is intended to quantify theoretical changes in net interest income based on stated assumptions. Such pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans or the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

Simulation modeling techniques are inherently flawed and inaccurate due to the number of variables involved and due to the fact that the actual effects of changes in interest rate are subject to some variables (for example, customer behavior) which simulation models cannot effectively predict. Actual future results will differ from pro forma simulation model analyses and could differ significantly if such interest rate change scenarios were to occur.

The Corporation's affiliated banks endeavor to manage and monitor interest rate risk in concert with market conditions. Management strives to maintain a balanced position of interest rate-sensitive assets and liabilities. In these most recent periods of lower interest rates, the affiliated banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict.

In addition to interest rate risk relating to the Corporation's interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are dependent upon certain levels of interest rates for transactions volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

The Corporation owns a 49% interest in Amera Mortgage Corporation. In 1997, Amera realigned its loan origination activities to reduce lower margin wholesale originations and to emphasize retail originations through development of branch offices and working with the Corporation's affiliated banks. Such changes in business emphasis resulted in Amera incurring larger operating losses in 1997. Its future operating results will be dependent upon achieving higher levels of loan origination activity subject to market interest rates and other variables.

General economic conditions also have a significant impact on financial institution results of operations and financial condition. Economic conditions nationally and in the banks' local environments have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1997 and 1996, the generally positive economic environment has contributed favorably to earnings and asset quality. Future economic conditions, and their effect on asset quality and earnings, are difficult to predict.

Continuing consolidation of the banking industry on a national basis, and in the respective markets of the Corporation's banks, has presented opportunities for growth. More specifically, the consolidation of the banking industry, coupled with the closure of branch locations by larger institutions, has had the effect of displacing customer relationships. For retail customers, banking services have become a commodity in an environment that is dominated by larger "mass merchandising" institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, the Corporation's affiliated banks fill that need through their focus on single-location banks with full, local decision-making authority. In those markets in which the Corporation's affiliated banks are located, the banks focus on service delivery and keeping the bank's size at an appropriate level; only a modest market share of deposits and loan activity is necessary to achieve profitability and reasonable earnings performance.

The ongoing banking consolidation environment further presents opportunities for expansion of de novo banking activities in numerous markets. Plans are currently underway for expansion into additional markets in 1998. In January 1998, Kent Commerce Bank (51% owned by the Corporation) opened in Grand Rapids, Michigan. Additional banks are expected to be opened in the states of Michigan and Arizona in 1998.

De novo banks generally incur operating losses during their early periods of operation. In 1997, net operating losses of banking units less than two years old approximated $686,000. On a consolidated basis, however, such operating losses reduced net income by the pro rata share of the Corporation's ownership percentage of those banks. When de novo banks become profitable, their operating results will contribute to consolidated earnings to the extent of the Corporation's ownership percentage. Formation of additional de novo banks is expected to similarly impact future operating results.

Financial institutions continue to be subject to significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions (extensive rules and regulations governing lending activities, deposit gathering and capital adequacy, to name a few), the costs of financial institution regulation are significant. Such costs include, but are not limited to, the significant amount of management time and expense which is incurred maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.

Premiums for insurance of deposits by the Federal Deposit Insurance Corporation
(FDIC) have been significant costs of doing business as financial institutions in prior periods. In 1997, total deposit insurance premiums approximated $88,000 compared with $425,000 in 1996 and $401,000 in 1995. FDIC insurance premiums in 1997 were unusually low due to the continued health of the bank insurance fund of the FDIC coupled with management's efforts to maintain capital adequacy of the banks in the "well capitalized" category previously discussed. Future deposit insurance premium levels are difficult to predict inasmuch as deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

The future of financial institution regulation and costs of regulation, is uncertain and difficult to predict.

RECENT DEVELOPMENTS

Bank regulatory agencies and the media have recently focused upon business continuity issues associated with computer systems and the year 2000. Often described as the "Y2K" problem, financial institutions are collectively being viewed by regulatory agencies and others as part of the "problem" and part of the "solution". As to the "part of the problem" aspect, regulatory agencies are concerned about financial institution readiness with their internal systems to accommodate the Y2K transition. Specifically, financial institutions are required to adopt a Y2K compliance plan which will be reviewed by bank regulatory agencies. The Corporation and its banks have prepared a Y2K compliance plan which management believes to be Y2K compliant within the prescribed deadlines as promulgated by the regulatory agencies. The Corporation and its affiliated banks rely upon numerous vendors for development and implementation of computerized software utilized in the business of banking. Accordingly, the Corporation and its affiliated banks rely heavily upon those vendors to properly and proactively develop and implement Y2K-compliant software. Management expects the Corporation's costs of implementing the Y2K compliance program to be significant and estimated to approximate $250,000 in 1998. Such costs are estimated on the basis of the amount of existing personnel and other resources which will be used to implement the Y2K compliance plan in 1998. Therefore, management does not currently expect that material additional (i.e., incremental) costs would be incurred in 1998. Future (i.e., beyond 1998) Y2K costs have not been estimated.

With respect to financial institutions being viewed by regulatory and other agencies as "part of the solution" for Y2K, banks are being strongly encouraged to contact their customers to determine customers' readiness to accommodate the transition to the year 2000. Regulatory agencies are concerned that, to the extent that customers' computerized systems interface with banking and other software, the Y2K compliance plan of bank customers may also have a significant economic impact in the future.

In early January 1998, Sun Community Bancorp Limited completed a private placement stock offering, resulting in net proceeds of $7 million. Proceeds from the offering (which included $3.6 million invested by the Corporation, maintaining its 51% interest in Sun) will be used for additional bank development opportunities in the southwestern portion of the United States and other corporate purposes.

In early February, 1998 a bank customer drew checks on uncollected funds aggregating $1.5 million at one of the Corporation's banks. Management has been informed that larger amounts may have been overdrawn at other, unaffiliated, financial institutions. Based on management's analysis of the bank's relationship with that customer, it is believed that the majority of the amount involved is covered by real estate collateral. However, there is a likelihood that the bank will sustain some loss from this occurrence, although an estimate was not determinable in mid-February 1998. In accordance with applicable accounting standards, losses relating to this matter, if any, will be recorded during the period in which the event occurred, to the extent an estimate of loss can be made at that time, or in a subsequent period when a reasonable estimate can be made.

As of mid-February 1998, applications were pending for the formation of de novo banks in Arizona (Phoenix and North Tucson) and Michigan (Detroit). Management anticipates those de novo banks will commence operations in 1998 and will be majority-owned by either the Corporation or Sun and, accordingly, consolidated for financial reporting purposes for periods on or after commencement of operations.

NEW ACCOUNTING STANDARDS

Certain new accounting standards became applicable to the Corporation during 1997. The most significant new accounting standard implemented was Financial Accounting Standards Board Statement No. 128, "Earnings Per Share". Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for the periods presented have been restated to conform to the Statement No. 128 requirements.

Statement No. 125 regarding accounting for the transfer and servicing of financial assets and extinguishments of liabilities also became effective for the Corporation in 1997. Implementation of this accounting standard had no material effect on the Corporation's financial position or results of operations.

Statement No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined to include all changes in equity except those resulting from investments by stockholders and distributions to stockholders.

Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers.

Statements Nos. 130 and 131 are effective for financial statements for fiscal years beginning after December 15, 1997, and require comparative information for earlier years to be similarly presented. Management has not yet fully evaluated the impact, if any, the statements may have on future financial statement disclosures; however, neither standard is expected to have a material impact upon implementation. Results of operations and financial position will be unaffected by implementation of these new standards.

Numerous other potential changes in accounting standards are under study by the accounting standard-setting entities, regulatory agencies and others at any point in time. Because of the fluid state of those potential accounting standard changes, it is difficult to predict what impact they might have on the Corporation's consolidated financial statements when implemented or otherwise in the future.

                             Capitol Bancorp Limited
                     RESPONSIBILITY FOR FINANCIAL STATEMENTS

The Corporation's management is responsible for the preparation of the consolidated financial statements and all other information appearing in this Annual Report. The financial statements have been prepared in accordance with generally accepted accounting principles.

The Corporation's management is also responsible for establishing and maintaining the internal control structure of the Corporation. The general objectives of the internal control structure are to provide management with reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. In fulfilling this objective, management has various control procedures in place which include, but are not limited to, review and approval of transactions, a code of ethical conduct for employees, internal auditing and an annual audit of the Corporation's consolidated financial statements performed by a qualified independent audit firm. Management believes the internal control structure of the Corporation to be adequate and that there are no material weaknesses in internal control.



REPORT OF INDEPENDENT AUDITORS
Board of Directors and Stockholders
Capitol Bancorp Ltd.


We have audited the accompanying consolidated balance sheets of Capitol Bancorp Ltd. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol Bancorp Ltd. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


\s\ BDO Seidman, LLP
-------------------------

Grand Rapids, Michigan
January 31, 1998

CONSOLIDATED BALANCE SHEETS

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                                                  December 31
                                                                                            1997               1996
                                                                                       --------------      -------------
ASSETS
Cash and due from banks                                                                $  29,860,238       $  20,928,051
Interest-bearing deposits with banks                                                         260,188              55,267
Federal funds sold                                                                        62,650,000          42,350,000
                                                                                       -------------       -------------
                  Cash and cash equivalents                                               92,770,426          63,333,318
Loans held for resale                                                                     11,425,591           6,748,776
Investment securities--Note C:
         Available for sale, carried at market value                                      62,252,538          46,621,416
         Held for long-term investment, carried at
           amortized cost which approximates market value                                  2,217,369           2,103,264
                                                                                       -------------       -------------
                  Total investment securities                                             64,469,907          48,724,680
Portfolio loans--Note D:
         Commercial                                                                      395,937,836         283,460,601
         Real estate mortgage                                                             66,630,299          53,712,381
         Installment                                                                      40,186,694          20,450,216
                                                                                       -------------       -------------
                  Total portfolio loans                                                  502,754,829         357,623,198
         Less allowance for loan losses                                                   (6,229,000)         (4,578,000)
                                                                                       -------------       -------------
                  Net portfolio loans                                                    496,525,829         353,045,198
Premises and equipment--Note E                                                             7,578,742           5,421,308
Accrued interest income                                                                    4,116,047           3,107,496
Excess of cost over net assets of acquired subsidiaries                                    2,154,350           2,347,256
Other assets                                                                              11,515,313           9,535,312
                                                                                       -------------       -------------

                  TOTAL ASSETS                                                         $ 690,556,205       $ 492,263,344
                                                                                       =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
         Noninterest-bearing                                                           $  83,486,671       $  62,765,786
         Interest-bearing--Note H                                                        520,920,033         373,400,277
                                                                                       -------------       -------------
                  Total deposits                                                         604,406,704         436,166,063
Debt obligations--Note I                                                                                       6,500,000
Accrued interest on deposits and other liabilities                                         5,971,152           4,708,188
                                                                                       -------------       -------------
                  Total liabilities                                                      610,377,856         447,374,251

GUARANTEED PREFERRED BENEFICIAL INTERESTS
  IN THE CORPORATION'S SUBORDINATED  DEBENTURES--Note J                                   24,126,250
MINORITY INTEREST IN CONSOLIDATED
  SUBSIDIARIES--Note B                                                                    11,019,643          4,730,553
STOCKHOLDERS' EQUITY--Notes K, L and O:
Common stock, no par value,
  10,000,000 shares authorized;
  issued and outstanding:
                  1997--5,198,380 shares
                  1996--4,504,911 shares                                                  50,312,630          34,971,523
Retained earnings                                                                         (4,553,265)          5,150,066
Market value adjustment (net of tax effect)
  for investment securities
  available for sale                                                                         143,494              36,951
                                                                                       -------------       -------------
                                                                                          45,902,859          40,158,540
Less unallocated ESOP shares--Note L                                                        (870,403)

                                                                                       -------------        ------------
           Total stockholders' equity                                                     45,032,456          40,158,540
                                                                                       -------------        ------------
            TOTAL LIABILITIES AND
            STOCKHOLDERS' EQUITY                                                       $ 690,556,205       $ 492,263,344
                                                                                       =============       =============


See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                             Year Ended December 31
                                                                      1997             1996                 1995
                                                                    ---------        ---------            --------
Interest income:
         Portfolio loans (including fees)                           $42,448,290      $31,454,120        $25,915,949
         Loans held for resale                                          535,529          818,344            300,032
         Taxable investment securities                                3,525,073        2,262,341          2,084,624
         Federal funds sold                                           2,805,126        1,540,920          1,452,849
         Interest-bearing deposits with banks and other                  33,473           60,137             10,415
         Dividends on investment securities                             201,631          343,143            149,669
                                                                    -----------       ----------        -----------
                  Total interest income                              49,549,122       36,479,005         29,913,538

Interest expense:
         Demand deposits                                              4,110,632        2,417,599          2,297,240
         Savings deposits                                             1,543,967        1,384,479          1,247,865
         Time deposits                                               18,444,510       13,489,577         11,016,206
         Debt obligations                                               752,416          495,679            492,271
         Other                                                              292           12,487             25,505
                                                                    -----------      -----------        -----------
                  Total interest expense                             24,851,817       17,799,821         15,079,087

                  Net interest income                                24,697,305       18,679,184         14,834,451
                                                                    -----------      -----------        -----------
Provision for loan losses--Note D                                     2,048,830        1,195,757            838,830
                                                                    -----------      -----------        -----------
                  Net interest income after
                     provision for loan losses                       22,648,475       17,483,427         13,995,621

Noninterest income:
         Service charges on deposit accounts                            858,634          746,108            569,240
         Trust fee income                                               355,585          262,043            207,000
         Realized gain on sale of investment securities
             available for sale                                          69,007           82,171              1,574
         Other                                                          874,092          614,834            493,907
                                                                    -----------      -----------        -----------
                  Total noninterest income                            2,157,318        1,705,156          1,271,721

Noninterest expense:
         Salaries and employee benefits                               8,394,376        6,387,715          5,104,244
         Occupancy                                                    1,421,494          923,771            868,234
         Equipment rent, depreciation and maintenance                 2,051,658        1,010,975            817,054
         Deposit insurance premiums                                      88,363          425,115            401,014
         Other                                                        4,405,210        3,560,387          3,269,237
                                                                    -----------      -----------        -----------
                  Total noninterest expense                          16,361,101       12,307,963         10,459,783
                                                                    -----------      -----------        -----------
                  Income before federal income taxes                  8,444,692        6,880,620          4,807,559

Federal income taxes--Note F                                          2,888,000        2,245,000          1,735,000
                                                                    -----------      -----------        -----------

                  NET INCOME                                        $ 5,556,692      $ 4,635,620        $ 3,072,559
                                                                    ===========      ===========        ===========

                  NET INCOME PER
                   SHARE--Notes A and Q:
                           Basic                                    $      1.09      $      1.02        $      0.76
                                                                    ===========      ===========        ===========

                           Diluted                                  $      1.05      $      0.99        $      0.75
                                                                    ===========      ===========        ===========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

CAPITOL BANCORP LTD. AND SUBSIDIARIES

                                                                                        Market Value
                                                                                        Adjustment for
                                                                                          Investment        Unallocated
                                                       Common          Retained           Securities           ESOP
                                                         Stock          Earnings      Available for Sale      Shares       Total
                                                         -----          --------      ------------------      ------       -----
Balances at January 1, 1995                          $ 20,408,562     $  6,274,899     $   (745,394)    $   (223,755)  $ 25,714,312
Issuance of 58,922 shares of common stock upon
     exercise of warrants                                 529,709                                                           529,709
Issuance of 173,693 shares of common stock
     upon exercise of stock options                     1,157,825                                                         1,157,825
Issuance of 5,095 shares of common stock
     pursuant to Shareholder Investment Plan .             53,497                                                            53,497
Principal payment on note payable by ESOP                                                                    111,878        111,878
Cash dividends paid ($.23 per share)                                      (933,269)                                        (933,269)
Market value adjustment for investment
     securities available for sale (net of tax
     effect)                                                                              1,158,816                       1,158,816
Net income for 1995                                                      3,072,559                                        3,072,559
                                                     ------------     ------------     ------------     ------------   ------------

      BALANCES AT DECEMBER 31, 1995                    22,149,593        8,414,189          413,422         (111,877)    30,865,327

Issuance of 505,372 shares of common stock
     upon exercise of warrants                          4,543,294                                                         4,543,294
Issuance of 177,881 shares of common stock
     upon exercise of stock options                     1,548,937                                                         1,548,937
Issuance of 16,967 shares of common stock
     pursuant to Shareholder Investment Plan              179,251                                                           179,251
Issuance of 409,403 shares of common stock
     upon distribution of 10% stock dividend            6,550,448       (6,552,961)                                          (2,513)
Principal payment on note payable by ESOP                                                                    111,877        111,877
Cash dividends paid ($.30 per share)                                    (1,346,782)                                      (1,346,782)
Market value adjustment for investment securities
      available for sale (net of tax effect)                                               (376,471)                       (376,471)
Net income for 1996                                                      4,635,620                                        4,635,620
                                                     ------------     ------------     ------------     ------------   ------------

       BALANCES AT DECEMBER 31, 1996                   34,971,523        5,150,066           36,951                      40,158,540


Issuance of 158,107 shares of common stock upon
      exercise of warrants                              1,292,187                                                         1,292,187
Issuance of 63,132 shares of common stock
      upon exercise of stock options                      619,879                                         (1,015,470)      (395,591)
Issuance of 472,230 shares of common stock
      upon distribution of 10% stock dividend          13,429,041      (13,429,041)
Principal payment on note payable by ESOP                                                                    145,067        145,067
Cash dividends paid ($.36 per share)                                    (1,830,982)                                      (1,830,982)
Market value adjustment for investment securities
      available for sale (net of tax effect)                                               106,543                          106,543
Net income for 1997                                                      5,556,692                                        5,556,692
                                                     ------------     ------------     ------------     ------------   ------------

       BALANCES AT DECEMBER 31, 1997                 $ 50,312,630     $ (4,553,265)    $    143,494     $   (870,403)  $ 45,032,456
                                                     ============     ============     ============     ============   ============



See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

CAPITOL BANCORP LTD. AND SUBSIDIARIES


                                                                                            Year Ended December 31
                                                                                        1997             1996            1995
                                                                                -----------------  -----------------  ------------
OPERATING ACTIVITIES
    Net income                                                                     $   5,556,692    $   4,635,620    $   3,072,559
    Adjustments to reconcile net income to net
     cash provided (used) by operating activities:
       Provision for loan losses                                                       2,048,830        1,195,757          838,830
       Depreciation of premises and equipment                                          1,325,221          652,703          520,963
       Amortization of goodwill and other intangibles                                    192,906          192,907          352,501
       Net amortization of investment security premiums
        (accretion of discount)                                                         (315,077)        (266,610)           9,240
       Gain (loss) on sale of premises and equipment                                     486,396            7,394          (12,130)
       Deferred income taxes                                                            (842,000)        (550,000)        (240,000)
    Originations and purchases of loans held for resale                             (142,253,992)    (192,642,846)     (84,430,817)
    Proceeds from sales of loans held for resale                                     137,577,177      192,923,692       81,069,303
    Increase in accrued interest income and other assets                              (3,064,592)      (1,301,151)        (171,994)
    Increase in accrued interest on deposits and other liabilities                     1,262,964          503,127          789,785
                                                                                   -------------    -------------    -------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                                      1,974,525        5,350,593        1,798,240

INVESTING ACTIVITIES
   Proceeds from sale of 51% interest in Amera Mortgage Corporation                                                        250,000
   Proceeds from sales of investment securities available for sale                     5,943,427        4,460,571          251,400
   Proceeds from maturities of investment securities available for sale               34,261,591       39,742,019       14,207,785
   Purchases of investment securities available for sale                             (55,480,988)     (56,881,766)     (15,239,503)
   Net increase in portfolio loans                                                  (145,529,461)     (74,456,584)     (42,259,737)
   Proceeds from sales of premises and equipment                                         407,383           12,757           33,481
   Purchases of premises and equipment                                                (4,376,434)      (3,656,443)        (657,565)
                                                                                   -------------    -------------    -------------
                  NET CASH USED BY INVESTING ACTIVITIES                             (164,774,482)     (90,779,446)     (43,414,139)

FINANCING ACTIVITIES
   Net increase in demand deposits, NOW accounts
       and savings accounts                                                           74,258,683       43,901,957          387,423
   Net increase in certificates of deposit                                            93,981,958       51,976,646       60,249,566
   Net proceeds from (payments on) debt obligations                                   (6,500,000)      (2,100,000)         900,000
   Resources provided by minority interest                                             6,289,090        4,730,553          391,372
   Net proceeds from issuance of common stock                                          1,912,066        6,271,482        1,741,031
   Net proceeds from issuance of trust-preferred securities                           24,126,250
   Cash dividends paid and payments in lieu of
       fractional shares                                                              (1,830,982)      (1,349,295)        (933,269)
                                                                                   -------------    -------------    -------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                                     192,237,065      103,431,343       62,736,123
                                                                                   -------------    -------------    -------------
       INCREASE IN CASH AND CASH EQUIVALENTS                                          29,437,108       18,002,490       21,120,224
Cash and cash equivalents at beginning of year                                        63,333,318       45,330,828       24,210,604
                                                                                   -------------    -------------    -------------
                  CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  92,770,426    $  63,333,318    $  45,330,828
                                                                                   =============    =============    =============


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION:
Capitol Bancorp Ltd. (the "Corporation") is a multibank holding company. Consolidated subsidiaries consist of the following:

                                                                                 Percentage    Year Formed
                      Affiliate                         Location                    Owned      or Acquired
               ---------------------------      ---------------------------         -----      -----------
               Ann Arbor Commerce Bank           Ann Arbor, Michigan                 100%           1990
               Brighton Commerce Bank            Brighton, Michigan                   59%           1997
               Capitol National Bank             Lansing, Michigan                   100%           1982
               Grand Haven Bank                  Grand Haven, Michigan                85%           1995
               Macomb Community Bank             Clinton Township, Michigan           51%           1996
               Muskegon Commerce Bank            Muskegon, Michigan                   51%           1997
               Oakland Commerce Bank             Farmington Hills, Michigan          100%           1992
               Paragon Bank & Trust              Holland, Michigan                   100%           1994
               Portage Commerce Bank             Portage, Michigan                   100%           1990
               Sun Community Bancorp Ltd.:                                            51%           1997
                 Bank of Tucson                  Tucson, Arizona               See Note B           1996
                 Valley First Community Bank     Scottsdale, Arizona           See Note B           1997

       .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .  .

The Corporation and its subsidiaries are engaged in a single business activity--banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust services are offered through Paragon Bank & Trust. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Amera Mortgage Corporation, a 49% owned affiliate.

The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interest. Banks formed or otherwise acquired during 1995, 1996 and 1997 are included in the consolidated financial statements for periods after joining the consolidated group (see Note B). Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

ESTIMATES: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

LOANS HELD FOR RESALE: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the lower of cost or market.

INVESTMENT SECURITIES: Investment securities "available for sale" (generally most debt securities investments of the Corporation), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. All other investment securities are classified as held for long-term investment and are carried at amortized cost which approximates market value (see Note C). Investments are classified at the date of purchase based on management's analysis of liquidity and other factors. The adjusted cost of the specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

LOANS, CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment. Credit risk arises from making loans and loan commitments in the ordinary course of business. Substantially all portfolio loans are made to borrowers in the banks' geographic areas. Consistent with the banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

INTEREST AND FEES ON LOANS: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

PREMISES AND EQUIPMENT: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

EXCESS OF COST OVER NET ASSETS OF ACQUIRED SUBSIDIARIES: Goodwill, which relates primarily to acquisitions in 1994 and 1992, is amortized on a straight-line basis over various periods not to exceed 15 years. Management periodically reviews long-lived assets, including associated goodwill, for potential impairment based upon projected undiscounted net cash flows, when applicable, and the related amortization periods.

OTHER REAL ESTATE: Other real estate (included as a component of other assets and which, at December 31, 1997 and 1996 approximated $165,000 and $313,000, respectively) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

STOCK-BASED COMPENSATION: No stock-based compensation expense is recorded upon granting of stock options, because such stock options are accounted for under the provisions of Accounting Principles Board Opinion 25 and are granted at an exercise price equal to the market price of common stock at grant date. Pro forma disclosure of alternative accounting recognition is made elsewhere herein (see Note K).

TRUST ASSETS AND RELATED INCOME: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Corporation's banks is not included in the consolidated balance sheet because such property is not an asset of the banks or the Corporation. Trust fee income is recorded on the accrual method.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE A--SIGNIFICANT ACCOUNTING POLICIES--CONTINUED

FEDERAL INCOME TAXES: The Corporation and subsidiaries owned 80% or more by the Corporation file a consolidated federal income tax return. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

NET INCOME PER SHARE: In 1997 the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements. The computations of net income per share are set forth in Note Q.


NOTE B--CHANGES IN CONSOLIDATED GROUP

In 1997, two de novo banks in Michigan (Brighton Commerce Bank and Muskegon Commerce Bank) became majority-owned subsidiaries of the Corporation. Initial capitalization of each bank approximated $2.7 million and $2.8 million, respectively.

In May 1997, a second-tier holding company (Sun Community Bancorp Limited, hereinafter "Sun") commenced operations in the state of Arizona to facilitate further de novo banking activities in the southwestern portion of the United States. Sun entered into a share exchange agreement with Bank of Tucson, whereby Bank of Tucson became a wholly-owned subsidiary of Sun, in May 1997. Bank of Tucson, a de novo bank formed in 1996, was 51%-owned by the Corporation prior to the share exchange. As a result of the share exchange, Sun became a 51% -owned subsidiary of the Corporation. Additionally, Sun completed a $4.5 million offering of common stock in 1997 (in which the Corporation invested $2.3 million, maintaining its 51% ownership of Sun), the proceeds of which will be used for additional de novo bank expansion and other corporate purposes.

In June 1997, Valley First Community Bank in Scottsdale, Arizona was formed as a de novo bank, 51% owned by Sun. Initial capitalization of Valley First Community Bank was $4.4 million.

During 1996, two de novo banks (Bank of Tucson-- see discussion above-- and Macomb Community Bank) became majority-owned subsidiaries of the Corporation. The initial capitalization of those banks was $5.4 million and $4 million, respectively.

Effective May 1, 1995, the Corporation formed Grand Haven Bank, an 85% owned de novo bank, previously operated as the Grand Haven branch of Paragon Bank & Trust. Its initial capitalization was $2.5 million.

As a condition of their charter approval, de novo banks are generally required to maintain a core capital (Tier I) to assets ratio of not less than 8% and an allowance for loan losses of not less than 1% for the first three years of operations.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE C--INVESTMENT SECURITIES

Investment securities consisted of the following at December 31:


                                                      1997                             1996
                                           ---------------------------     --------------------------
                                                             Estimated                      Estimated
                                             Amortized        Market         Amortized        Market
                                               Cost           Value            Cost            Value
                                           ---------------------------     --------------------------
Available for sale:
     United States Treasury securities     $24,132,062     $24,243,086     $18,370,254     $18,472,498
     United States government
       agency securities                    36,297,772      36,406,251      27,791,852      27,748,332
     States and political subdivisions       1,609,758       1,603,201         100,000         100,118
     Corporate bonds                                                           300,543         300,468
                                           -----------     -----------     -----------     -----------
                                            62,039,592      62,252,538      46,562,649      46,621,416
Held for long-term investment:
     Federal Reserve Bank stock                115,900         115,900         115,900         115,900
     Federal Home Loan Bank stock            1,073,200       1,073,000         984,100         984,000
     Corporate stock                         1,028,269       1,028,000       1,003,264       1,003,000
                                           -----------     -----------     -----------     -----------
                                             2,217,369       2,216,900       2,103,264       2,102,900
                                           -----------     -----------     -----------     -----------
                                           $64,256,961     $64,469,438     $48,665,913     $48,724,316
                                           ===========     ===========     ===========     ===========

At December 31, 1997, securities with a market value approximating $6,536,000 were pledged to secure public and trust deposits and for other purposes as required by law.

Gross unrealized gains and losses of investment securities available for sale were as follows:

                                                                  December 31
                                                        1997                      1996
                                               ---------------------     --------------------
                                                 Gains      Losses        Gains        Losses
                                               ---------   ---------     ---------   ---------
United States Treasury securities              $111,811     $    787     $125,666     $ 23,422
United States government agency securities      141,720       33,241       60,062      103,582
States and political subdivisions                 2,052        8,609          118
Corporate bonds and other                                                                   75
                                               --------     --------     --------     --------
                                               $255,583     $ 42,637     $185,846     $127,079
                                               ========     ========     ========     ========

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE C--INVESTMENT SECURITIES--CONTINUED

Scheduled maturities of investment securities held as of December 31, 1997 were as follows:

                                                                                  Estimated
                                                        Amortized                   Market
                                                         Cost                       Value
                                                     ------------               -------------
         Due in one year or less                    $  20,445,349                $ 20,485,510
         After one year, through five years            37,569,574                  37,743,098
         After five years, through ten years            3,402,691                   3,400,511
         After ten years                                  621,978                     623,419
         Securities held for long-term
           investment, without stated maturities        2,217,369                   2,216,900
                                                    -------------                ------------
                                                    $  64,256,961                $ 64,469,438
                                                    =============                ============

NOTE D--LOANS

Transactions in the allowance for loan losses are summarized below:

                                                         1997               1996            1995
                                                    -------------      ------------    -------------
         Balance at January 1                         $ 4,578,000       $ 3,687,000      $ 3,220,000
         Provision charged to operations                2,048,830         1,195,757          838,830
         Loans charged off (deduction)                   (717,675)         (437,648)        (594,073)
         Recoveries                                       319,845           132,891          222,243
                                                    -------------      ------------     ------------
               Balance at December 31                $  6,229,000       $ 4,578,000      $ 3,687,000
                                                     ============       ===========      ===========

Certain commercial loans are enrolled in a loan program sponsored by the State of Michigan. Under that program, the governmental unit shares loss exposure on such loans by funding reserves which are placed as deposits at the banks. Loans participating in this program and related reserves approximated $18,719,000 and $1,788,000, respectively, at December 31, 1997 ($13,901,000 and $1,551,000,
respectively, at December 31, 1996). Such reserve amounts are separate and excluded from the allowance for loan losses.

At December 31, 1997 and 1996, impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE E--PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following:

                                                                  December 31
                                                        1997              1996
                                                     ------------       -----------
         Land, buildings and improvements             $ 1,974,828       $ 2,596,775
         Leasehold improvements                         2,108,912         1,051,938
         Equipment and furniture                        6,561,097         4,569,380
                                                      -----------       -----------
                                                       10,644,837         8,218,093
         Less accumulated depreciation                 (3,066,095)       (2,796,785)
                                                      -----------       -----------

                                                      $ 7,578,742       $ 5,421,308
                                                      ===========       ===========

The Corporation and certain subsidiaries rent office space under operating leases. Rent expense (net of sublease income) under these lease agreements approximated $958,000, $614,000 and $559,000 (including rent expense of $506,000, $222,000 and $209,000 under leases with related parties) in 1997, 1996, and 1995, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 aggregate $8,557,000 due as follows: $1,157,000 in 1998, $993,000 in 1999, $1,015,000 in 2000, $969,000 in 2001, $973,000 in 2002
and $3,450,000 thereafter.


NOTE F--INCOME TAXES

Federal income taxes consist of the following components:

                                                          1997              1996             1995
                                                       -----------      ------------     --------
         Current                                      $ 3,730,000       $ 2,795,000      $ 1,975,000
         Deferred credit                                 (842,000)         (550,000)        (240,000)
                                                       ----------       -----------      -----------

                                                      $ 2,888,000       $ 2,245,000      $ 1,735,000
                                                       ==========       ===========      ===========

Federal income taxes paid during 1997, 1996 and 1995 approximated $3,639,000, $2,451,000 and $1,831,000 respectively.

Differences between federal income tax expense recorded and amounts computed using the statutory tax rate are reconciled below:

                                                         1997              1996             1995
                                                    -------------     -------------      ---------
         Federal income tax computed at
           statutory rate of 34%                     $  2,871,000     $   2,339,000    $  1,635,000
         Tax effect of:
                  Amortization of goodwill                 66,000            66,000          86,000
                  Other                                   (49,000)         (160,000)         14,000
                                                    -------------     -------------    ------------
                                                    $   2,888,000     $   2,245,000    $  1,735,000
                                                    =============     =============    ============


CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE F--INCOME TAXES--CONTINUED

Net deferred income tax assets consisted of the following:

                                                                                    December 31
                                                                            1997                1996
                                                                      --------------         ---------
         Allowance for loan losses                                      $ 1,925,000          $1,374,000
         Deferred compensation                                              363,000             274,000
         Market value adjustment for investment
           securities available for sale                                    (72,000)            (20,000)
         Other, net                                                         412,000             158,000
                                                                        -----------          ----------
                                                                        $ 2,628,000          $1,786,000
                                                                        ===========          ==========

NOTE G--RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Corporation's banking subsidiaries make loans to officers and directors of the Corporation and its subsidiaries including their immediate families and companies in which they are principal owners. At December 31, 1997 and 1996, total loans to these persons approximated $28,962,000 and $14,727,000, respectively. During 1997, $26,675,000 of new loans were made to these persons and repayments totaled $12,440,000. Such loans are made at the banking subsidiaries' normal credit terms.

Such officers and directors of the Corporation (and their associates, family and/or affiliates) are also depositors of the banking subsidiaries. Such deposits are similarly made at the banks' normal terms as to interest rate, term and deposit insurance.

NOTE H--DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $139,938,000 and $77,566,000, as of December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of such time deposits were as follows:

                       1998                      $ 123,732,928
                       1999                         11,731,845
                       2000                          2,630,601
                       2001                            525,278
                       2002  and thereafter          1,317,007
                                                --------------
                                                $  139,937,659
                                                ==============

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

CAPITOL BANCORP LTD. AND SUBSIDIARIES

NOTE I--DEBT OBLIGATIONS

Debt obligations consisted of the following:

                                                                                  December 31
                                                                            1997              1996
                                                                          -------           --------
         Short-term borrowings from Federal Home Loan Bank             $                    $3,000,000
         Notes payable to unaffiliated bank                                                  3,500,000
                                                                       -----------          ----------
                                                                       $      -0-           $6,500,000
                                                                       ===========          ==========

Short-term borrowings from Federal Home Loan Bank of Indianapolis in 1996 represented advances secured by certain portfolio residential real estate mortgage loans.

Notes payable to unaffiliated bank at December 31, 1996 represented borrowings under lines of credit aggregating up to $10 million. Under the terms of those credit facilities, up to $8 million was convertible into a term loan due in quarterly principal installments based on an eight-year amortization (plus interest at 7.5%). The remaining $2 million facility was a one-year revolving credit agreement bearing interest at prime rate (8.25% at December 31, 1996), payable quarterly. Interest paid under these credit facilities approximated $562,000 in 1997, $342,000 in 1996 and $474,000 in 1995. In December 1997, all
outstanding borrowings on these credit facilities were repaid (from proceeds from issuance of trust-preferred securities-- see Note J). After such repayment, the Corporation renegotiated the credit facilities to provide a $5 million line of credit which bears interest at prime rate (8.5% at December 31, 1997) and which will be reviewed annually for continuance. This credit facility requires the Corporation, among other things, to maintain certain minimum levels of capital, rates of return on assets and other ratios or requirements and are secured by the common stock of certain bank subsidiaries.


NOTE J-- TRUST-PREFERRED SECURITIES

On December 19, 1997, the Corporation and a subsidiary (Capitol Trust I) completed a public offering of trust-preferred securities. Under the terms of the offering, Capitol Trust I (of which the Corporation owns 100% of the common interests of the Trust) issued 2,530,000 shares of preferred securities, $10 liquidation amount per preferred security. Gross proceeds from the offering aggregated $25.3 million. Upon receipt of the proceeds of the offering, Capitol Trust I purchased subordinated debentures of the Corporation of like amount, which bear interest at 8.5% payable quarterly and which mature in 2027 (which may be extended to 2036 if certain conditions are met) and are callable after 2002. The liquidation amount of the trust-preferred securities is guaranteed by the Corporation.

Interest paid to the Trust by the Corporation (which is recorded as interest expense in its consolidated financial statements) is distributed by the Trust to the holders of the trust-preferred securities. Under certain conditions, the Corporation may defer payment of interest on the subordinated debentures for periods of up to five years.

Because Capitol Trust I is a subsidiary (due to the Corporation's ownership of the common interests of the Trust), Capitol Trust I is consolidated with the Corporation for financial reporting purposes. The amount of outstanding trust-preferred securities (net of issuance costs which are being amortized over the life of the securities) is classified between liabilities and equity in the Corporation's consolidated balance sheet. Under current regulatory guidelines, such trust-preferred securities are included as capital for purposes of meeting certain ratio requirements.

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE K--COMMON STOCK, WARRANTS AND STOCK OPTIONS

On December 1, 1997 and December 31, 1996, the Corporation issued stock dividends of 10%. All per-share data has been restated to reflect the stock dividends as if they had occurred at the beginning of the periods presented.

At December 31, 1996, 162,244 warrants were outstanding which were issued in conjunction with a 1994 merger transaction. Each warrant enabled the holder thereof to purchase one share of common stock at $8.17272 per share (as adjusted for the 1996 stock dividend). In 1997 158,107 warrants were exercised and the remainder expired.

Stock options have been granted to certain officers which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to the fair value of common stock on the grant date, expire seven years after grant, and are currently exercisable. Under the terms of an employment agreement with a certain director and executive officer of the Corporation, options granted thereunder shall be increased when the Corporation issues additional shares so that such options granted equal 15% of outstanding shares prior to exercise. In addition, certain other stock options resulted from a 1994 merger transaction. Stock option activity is summarized as follows:

                                                   Number of
                                                    Options                                Weighted Average
                                                  Outstanding      Exercise Price Range     Exercise Price
                                                  -----------       ------------------      ------------
         Outstanding at January 1, 1996               483,979       $ 5.90  to $ 10.50          $   7.91
           Granted in 1996                            198,251        10.19  to   16.25             13.01
           Exercised in 1996                         (177,881)        6.28  to    7.27              6.87
           Expired in 1996                               (280)             5.90                     5.90
                                                     --------       -------------------         --------
         Outstanding at December 31, 1996             504,069         5.90  to   16.25             10.28

           Granted in 1997                            124,487        14.875 to   30.125            25.44
           Exercised in 1997                          (63,132)        5.90  to   15.90              7.44
           Expired in 1997                             (5,544)            5.90                      5.90
                                                     --------       -------------------         --------
         Outstanding at December 31, 1997             559,880       $ 5.90  to $ 30.125           $13.96

As of December 31, 1997, stock options outstanding had a weighted average remaining contractual life of 5 years. As of that date, stock options with an exercise price of $15.00 or less had a weighted average exercise price of $9.19 and a weighted average remaining contractual life of 4.2 years; stock options with an exercise price of more than $15.00 had a weighted average exercise price of $22.03 and a weighted average remaining contractual life of 6.5 years.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard and, therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required. Under the fair value method of accounting, 1997 net income and diluted earnings per share would have been $4.7 million and $.89, respectively, and 1996 net income and diluted earnings per share would have been $4.3 million and $.91, respectively. The fair value of the options in 1997 was estimated at the grant dates using an option pricing model with the following weighted average assumptions: risk-free interest rate of 7.5%, dividend yield of 2.0%, stock price volatility of .36 and an expected option life of 7 years. The pro forma effect of applying the fair value method was not material to 1995 reported results.

CAPITOL BANCORP LTD. AND SUBSIDIARIES

NOTE L--EMPLOYEE RETIREMENT PLANS

The Corporation has a contributory employee retirement savings 401(k) plan which covers substantially all full-time employees of the Corporation and certain subsidiaries over age 21. The Plan provides for contributions by the Corporation in amounts determined annually by the board of directors. Eligible employees may also make voluntary contributions to the Plan. Contributions to the Plan charged to expense for the years ended December 31, 1997, 1996 and 1995 were $111,000, $88,000 and $84,000, respectively.

The Corporation also has a defined contribution employee stock ownership plan ("ESOP") which covers substantially all employees of the Corporation and certain subsidiaries. Certain common stock purchases by the ESOP were financed by long-term debt. ESOP contributions charged to expense in 1997, 1996 and 1995 approximated $180,000, $131,000, and $130,000 (including ESOP note payable interest of $51,000, $8,400, and $19,000), respectively. Shares of common stock held by the ESOP which have not yet been allocated to participants' accounts are shown as a reduction of stockholders' equity.


NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments were as follows (in thousands):

                                                                          December 31
                                                           1997                        1996
                                                --------------------------   -------------------------
                                                                 Estimated                   Estimated
                                                  Carrying         Fair          Carrying      Fair
                                                    Value         Value            Value      Value
                                                --------------------------   ------------------------
Financial Assets:
     Cash and cash equivalents                 $  92,770      $  92,770      $  63,333      $  63,333
     Loans held for resale                        11,426         11,426          6,749          6,749
    Investment securities:
       Available for sale                         62,253         62,253         46,622         46,622
       Held for long-term investment               2,217          2,217          2,103          2,103
                                               ---------      ---------      ---------      ---------
                                                  64,470         64,470         48,725         48,725
    Portfolio loans:
      Fixed rate                                 327,096        327,517        212,286        212,341
      Variable rate                              175,659        174,399        145,337        145,330
                                               ---------      ---------      ---------      ---------
          Total portfolio loans                  502,755        501,916        357,623        357,671
    Less allowance for loan losses                (6,229)        (6,229)        (4,578)        (4,578)
                                               ---------      ---------      ---------      ---------
     Net portfolio loans                         496,526        495,687        353,045        353,093

Financial Liabilities:
  Deposits:
     Noninterest-bearing deposits                 83,487         83,487         62,766         62,766
     Interest-bearing deposits:
         Demand accounts                         156,376        156,706        119,096        119,415
         Time certificates of deposit less
           than $100,000                         224,606        227,438        176,738        176,733
         Time certificates of deposit of
           $100,000 or more                      139,938        140,276         77,566         77,579
                                               ---------      ---------      ---------      ---------
         Total interest-bearing deposits         520,920        524,420        373,400        373,727
                                               ---------      ---------      ---------      ---------
         Total deposits                          604,407        607,907        436,166        436,493
  Debt obligations                                                               6,500          6,500
  Trust-preferred securities                      24,126         25,300

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE M--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--CONTINUED

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE N--COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of bank customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the bank to make payments on behalf of customers when certain specified future events occur and are used infrequently by the banks ($5,162,000 and $6,338,000 outstanding at December 31, 1997 and 1996, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($109,402,000 and $83,565,000 at December 31, 1997 and 1996, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

The Corporation's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 1997 and 1996 were $1,914,000 and $1,463,000, respectively.


NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS

Current banking regulations restrict the ability to transfer funds from subsidiaries to the Corporation in the form of cash dividends, loans or advances. Subject to various regulatory capital requirements, bank subsidiaries' current and retained earnings are available for distribution as dividends to the Corporation (and other bank shareholders, as applicable) without prior approval from regulatory authorities. Substantially all of the remaining net assets of the subsidiaries are restricted as to payments to the Corporation.

Each bank and the Corporation are subject to certain other capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on `Tier I' and `Tier II' capital and `risk-weighted assets' as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgements by regulatory agencies with regard to components, risk weighting and other factors.

CAPITOL BANCORP LTD. AND SUBSIDIARIES

NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL
REQUIREMENTS--CONTINUED

As of December 31, 1997, the most recent notifications received by the banks from regulatory agencies have advised that the banks are classified as "well capitalized" as defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the banks.

Management believes, as of December 31, 1997, that the Corporation and the banks meet all capital adequacy requirements to which the entities are subject.

The table on the following page summarizes the amounts (in thousands) and related ratios of the individual banks' and consolidated regulatory capital position as of December 31, 1997 and 1996:

CAPITOL BANCORP LTD. AND SUBSIDIARIES



NOTE O--DIVIDEND LIMITATIONS OF SUBSIDIARIES AND OTHER CAPITAL REQUIREMENTS--CONTINUED

                                              Ann Arbor   Brighton     Capitol      Grand     Macomb     Muskegon     Oakland
                                              Commerce    Commerce    National      Haven    Community   Commerce    Commerce
                                                Bank        Bank        Bank        Bank       Bank        Bank         Bank
                                             ----------  ----------- ----------  ---------- ----------  ---------   -----------
December 31, 1997

Total capital to total assets:
   Minimum required amount(1)               > $ 5,536    > $ 1,886  > $ 5,062   > $ 3,626  > $ 3,272    > $   630    > $ 3,274
                                            -            -          -           -          -            -            -
   Actual amount                              $ 9,759      $ 1,921    $ 8,893     $ 3,741    $ 3,412      $ 2,604      $ 5,811
        Ratio                                    7.05%        8.15%      7.03%       8.25%      8.34%       33.08%        7.10%

Tier I Capital to risk-weighted assets:
   Minimum required amount(2)               > $ 4,298    > $   641  > $ 3,631   > $ 1,163  > $   869    > $   120    > $ 2,458
                                            -            -          -           -          -            -            -
   Actual amount                              $ 9,746      $ 1,922    $ 8,888     $ 3,628    $ 3,400      $ 2,604      $ 5,805
        Ratio                                    9.07%       11.99%      9.79%      12.48%     15.66%       87.03%        9.45%

Combined Tier I and Tier II capital
        to risk-weighted assets:
   Minimum required amount(3)               > $ 8,596    > $ 1,282  > $ 7,263   > $ 2,325  > $ 1,737    > $   239    > $ 4,916
                                            -            -          -           -          -            -            -
   Amount required to meet
          "Well-Capitalized" category(4)    > $10,745    > $ 1,603  > $ 9,079   > $ 2,907  > $ 2,172    > $   299    > $ 6,146
                                            -            -          -           -          -            -            -
   Actual amount                              $11,092      $ 2,061    $10,024     $ 3,992    $ 3,596      $ 2,621      $ 6,491
         Ratio                                  10.32%       12.86%     11.04%      13.73%     16.56%       87.60%       10.56%

December 31, 1996

Total capital to total assets:
   Minimum required amount(1)               > $ 4,226        n/a    > $ 4,170   > $ 2,618  > $ 1,210         n/a     > $ 2,844
                                            -                       -           -          -                         -
   Actual amount                              $ 6,655        n/a      $ 8,020     $ 2,809    $ 3,587         n/a       $ 5,434
         Ratio                                   6.30%       n/a         7.69%       8.58%     23.73%        n/a          7.64%

Tier I capital to risk-weighted assets:
   Minimum required amount(2)               > $ 3,028        n/a    > $ 3,100   > $   893  > $   289         n/a     > $ 2,154
                                            -                       -           -          -                         -
   Actual amount                              $ 6,657        n/a      $ 8,035     $ 2,638    $ 3,588         n/a       $ 5,438
         Ratio                                   8.79%       n/a        10.37%      11.82%     49.73%        n/a         10.10%

Combined Tier I and Tier II capital
          to risk-weighted assets:
   Minimum required amount(3)               > $ 6,057        n/a    > $ 6,200   > $ 1,785  > $   577         n/a     > $ 4,308
   Amount required to meet                  -                       -           -          -                         -
          "Well-Capitalized" category(4)    > $ 7,571        n/a    > $ 7,751   > $ 2,231  > $   722         n/a     > $ 5,384
                                            -                       -           -          -                         -
   Actual amount                              $ 7,605        n/a      $ 9,005     $ 2,940    $ 3,647         n/a       $ 6,093
         Ratio                                  10.05%       n/a        11.62%      13.18%     50.55%        n/a         11.32%


CAPTION

                                             Paragon     Portage      Sun        Capitol
                                             Bank &     Commerce   Community     Bancorp
                                              Trust       Bank      Bancorp        Ltd.    Consolidated
                                           ----------  ---------  -----------  ----------  ------------
December 31, 1997

Total capital to total assets:
   Minimum required amount(1)             > $ 2,893    > $ 3,670   > $ 2,200    > $ 2,844   > $27,622
                                          -            -           -            -           -
   Actual amount                            $ 5,426      $ 6,085     $ 9,691      $45,902     $45,903
         Ratio                                 7.50%        6.63%      17.62%       64.56%       6.65%

Tier I Capital to risk-weighted assets:
   Minimum required amount(2)             > $ 2,400    > $ 2,755   > $ 1,474    > $ 2,282   > $19,961
                                          -            -           -            -           -
   Actual amount                            $ 5,402      $ 6,067     $11,236      $42,735     $71,142
         Ratio                                 9.00%        8.81%      30.49%       74.90%      14.26%

Combined Tier I and Tier II capital
          to risk-weighted assets:
   Minimum required amount(3)             > $ 4,801    > $ 5,510   > $ 2,948    > $ 4,565   > $39,922
                                          -            -           -            -           -
   Amount required to meet
          "Well-Capitalized" category(4)  > $ 6,001    > $ 6,888   > $ 3,685         n/a    > $49,903
                                          -            -           -                        -
   Actual amount                            $ 6,065      $ 6,929     $11,553      $67,336     $82,898
         Ratio                                10.11%       10.06%      31.35%      118.02%      16.61%

December 31, 1996

Total capital to total assets:
   Minimum required amount(1)             > $ 2,550    > $ 2,951   > $ 1,382    > $ 1,826   > $19,691
                                          -            -           -            -           -
   Actual amount                            $ 4,484      $ 5,248     $ 5,189      $40,159     $40,159
         Ratio                                 7.03%        7.11%      30.04%       87.98%       8.16%

Tier I capital to risk-weighted assets:
   Minimum required amount(2)             > $ 1,988    > $ 2,204   > $   310    > $ 1,676   > $14,178
                                          -            -           -            -           -
   Actual amount                            $ 4,414      $ 5,265     $ 5,199      $37,775     $42,506
         Ratio                                 8.88%        9.56%      67.12%       90.15%      11.99%

Combined Tier I and Tier II capital
          to risk-weighted assets:
   Minimum required amount(3)             > $ 3,977    > $ 4,407   > $   620    > $ 3,352   > $28,356
                                          -            -           -            -           -
   Amount required to meet
          "Well-Capitalized" category(4)  > $ 4,971    > $ 5,509   > $   775          n/a   > $35,446
                                          -            -           -                        -
   Actual amount                            $ 4,977      $ 5,955     $ 5,248      $36,715     $45,645
         Ratio                                10.01%       10.81%      67.76%       87.62%      12.88%



(1) As a condition of charter approval, certain de novo banks (Brighton Commerce Bank, Grand Haven Bank, Macomb Community Bank and Muskegon Commerce Bank) are required to maintain a ratio of capital to total assets of not less than 8% for the first three years of operations.
(2) The minimum required ratio of Tier I capital to risk-weighted assets is 4%.
(3) The minimum required ratio of Tier I and Tier II capital to risk-weighted assets is 8%.
(4) In order to be classified as a "well-capitalized" institution, the ratio of Tier I and Tier II capital to risk-weighted assets must be 10% or more.
    n/a - not applicable

CAPITOL BANCORP LTD. AND SUBSIDIARIES

NOTE P--PARENT COMPANY FINANCIAL INFORMATION


CONDENSED BALANCE SHEETS

                                                                                 December 31
                                                                             1997          1996
                                                                          ---------    ----------
ASSETS
     Cash on deposit with subsidiary banks                              $    35,423    $     8,980
     Money market funds on deposit with subsidiary banks                 13,181,846        323,178
     Investment securities held for long-term investment                    318,269        293,264
     Investment in subsidiaries                                          49,363,477     36,641,909
     Notes receivable                                                     1,105,000      1,152,500
     Investment in and advances to Amera Mortgage
         Corporation                                                      2,912,517      2,830,761
     Equipment and furniture, net                                           170,443        138,317
     Excess of cost over net assets of acquired subsidiaries              2,154,350      2,347,256
     Other assets                                                         2,645,710      1,911,447
                                                                        -----------    -----------

              TOTAL ASSETS                                              $71,887,035    $45,647,612
                                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Accounts payable, accrued expenses and other
       liabilities                                                      $ 1,945,849    $ 1,989,072
     Debt obligations payable to unaffiliated entities                                   3,500,000
     Subordinated debentures                                             24,908,730
                                                                        -----------    -----------
              Total liabilities                                          26,854,579      5,489,072

     Stockholders' equity                                                45,032,456     40,158,540
                                                                        -----------    -----------

              TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                                    $71,887,035    $45,647,612
                                                                        ===========    ===========


CONDENSED STATEMENTS OF INCOME

                                                                                   Year Ended December 31
                                                                              1997         1996           1995
                                                                           ---------     ---------    -----------
Income:
       Dividends from subsidiaries                                        $ 2,100,000   $ 2,690,000   $ 2,375,000
       Intercompany fees                                                    3,811,792     2,045,901     1,415,760
       Interest                                                               254,421       182,127       173,460
       Other                                                                 (183,185)      312,197       (91,419)
                                                                          -----------   -----------   -----------
                Total income                                                5,983,028     5,230,225     3,872,801
Expenses:
       Interest                                                               660,039       386,145       485,865
       Salaries and employee benefits                                       1,618,421     1,546,195     1,005,238
       Occupancy                                                              171,088       109,469        97,809
       Amortization, equipment rent and depreciation                        1,527,835       707,779       525,204
       Other                                                                  925,442       653,273       485,801
                                                                          -----------   -----------   -----------
                  Total expenses                                            4,902,825     3,402,861     2,599,917
                                                                          -----------   -----------   -----------
                                                                            1,080,203     1,827,364     1,272,884
Equity in undistributed net earnings of
 consolidated subsidiaries                                                  4,202,489     2,479,256     1,503,675
Federal income taxes (credit)                                                (274,000)     (329,000)     (296,000)
                                                                          -----------   -----------   -----------

                  NET INCOME                                              $ 5,556,692   $ 4,635,620   $ 3,072,559
                                                                          ===========   ===========   ===========

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE P--PARENT COMPANY FINANCIAL INFORMATION--CONTINUED

STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31

                                                                                       1997            1996            1995
                                                                                    ----------      ----------       ---------
OPERATING ACTIVITIES
      Net income                                                                   $  5,556,692    $  4,635,620    $  3,072,559
      Adjustments to reconcile net income to net cash
       provided (used) by operating activities:
             Equity in undistributed net earnings of subsidiaries                    (4,202,489)     (2,479,256)     (1,503,675)
             Depreciation and amortization                                              259,498         255,202         280,967
             Loss (gain) on sale of equipment and furniture                                 364             168          (8,394)
      Decrease (increase) in notes and accounts receivable
       due from subsidiaries                                                            (81,756)                      2,500,175
      Decrease (increase) in other assets                                            (1,519,651)       (681,101)     (2,915,387)
      Increase (decrease) in accounts payable, accrued
       expenses and other liabilities                                                   (43,223)        526,709         884,980
                                                                                   ------------    ------------    ------------
            NET CASH PROVIDED (USED) BY
             OPERATING ACTIVITIES                                                       (30,565)      2,257,342       2,311,225

INVESTING ACTIVITIES
     Net cash investment in subsidiaries                                             (8,450,051)     (5,201,523)     (2,369,784)
     Proceeds from sale of 51% interest in Amera Mortgage Corporation                                                   250,000
     Net decrease in note receivable due from Amera
      Mortgage Corporation                                                                              293,723
     Purchases of investment securities                                                 (25,005)                        (96,600)
     Proceeds from sales of equipment and furniture                                                       3,952          14,226
     Purchases of equipment and furniture                                               (99,082)        (81,232)        (38,040)
                                                                                   ------------    ------------    ------------
           NET CASH USED BY INVESTING ACTIVITIES                                     (8,574,138)     (4,985,080)     (2,240,198)

FINANCING ACTIVITIES
     Net payments on debt obligations                                                (3,500,000)     (2,100,000)     (1,100,000)
     Net proceeds from issuance of subordinated debentures                           24,908,730
     Net proceeds from issuance of common stock                                       1,912,066       6,271,482       1,741,031
     Cash dividends paid and payments in lieu of fractional shares                   (1,830,982)     (1,349,295)       (933,269)
                                                                                   ------------    ------------    ------------

            NET CASH PROVIDED (USED) BY
             FINANCING ACTIVITIES                                                    21,489,814       2,822,187        (292,238)
                                                                                   ------------    ------------    ------------

            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         12,885,111          94,449        (221,211)
Cash and cash equivalents at beginning of year                                          332,158         237,709         458,920
                                                                                   ------------    ------------    ------------


CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 13,217,269    $    332,158    $    237,709
                                                                                   ============    ============    ============

CAPITOL BANCORP LTD. AND SUBSIDIARIES


NOTE Q--NET INCOME PER SHARE

The computations of basic and diluted earnings per share were as follows:

                                                  1997         1996         1995
                                               ---------    ---------    ----------
Numerator--net income for the year             $5,556,692   $4,635,620   $3,072,559
                                               ==========   ==========   ==========

Denominator:
 Weighted average number of shares
  outstanding (denominator for basic earnings
  per share)                                    5,108,244    4,563,759    4,034,004

Effect of dilutive securities:
  Warrants                                         13,931       61,178       32,516
  Stock Options                                   149,847       71,569       44,186
                                               ----------   ----------   ----------
    Potential dilution                            163,778      132,747       76,702
                                               ----------   ----------   ----------

Denominator for diluted earnings per share--
   weighted average number of shares and
   potential dilution                           5,272,022    4,696,506    4,110,706
                                               ==========   ==========   ==========

Basic earnings per share                       $     1.09   $     1.02   $     0.76
                                               ==========   ==========   ==========

Diluted earnings per share                     $     1.05   $     0.99   $     0.75
                                               ==========   ==========   ==========


Additional disclosures regarding stock options and warrants are set forth in Note K.


NOTE R -- SUBSEQUENT EVENTS

In early January 1998, Sun Community Bancorp Limited completed a private placement stock offering, resulting in net proceeds of $7 million. Proceeds from the offering (which included $3.6 million invested by the Corporation, maintaining its 51% interest in Sun) will be used for additional bank development opportunities in the southwestern portion of the United States and other corporate purposes.

In early February, 1998 a bank customer drew checks on uncollected funds aggregating $1.5 million at one of the Corporation's banks. Management has been informed that larger amounts may have been overdrawn at other, unaffiliated, financial institutions. Based on management's analysis of the bank's relationship with that customer, it is believed that the majority of the amount involved is covered by real estate collateral. However, there is a likelihood that the bank will sustain some loss from this occurrence, although an estimate was not determinable in mid-February 1998. In accordance with applicable accounting standards, losses relating to this matter, if any, will be recorded during the period in which the event occurred, to the extent an estimate of loss can be made at that time, or in a subsequent period when a reasonable estimate can be made.

As of mid-February 1998, applications were pending for the formation of de novo banks in Arizona (Phoenix and North Tucson) and Michigan (Detroit). Management anticipates those de novo banks will commence operations in 1998 and will be majority-owned by either the Corporation or Sun and, accordingly, consolidated for financial reporting purposes for periods on or after commencement of operations.

                             CAPITOL BANCORP LTD.


       OFFICERS OF THE CORPORATION

JOSEPH D. REID
Chairman, President and CEO

DAVID O'LEARY
Secretary

ROBERT C. CARR
Executive Vice President
and Treasurer

PAUL R. BALLARD
Executive Vice President

LEE W. HENDRICKSON
Senior Vice President
and Chief Financial Officer

DAVID K. POWERS
Senior Vice President

JOHN C. SMYTHE
Senior Vice President

BRUCE THOMAS
Senior Vice President

CRISTIN REID ENGLISH
Vice President of Corporate Development
and General Counsel

CHARLES J. MCDONALD
Vice President

LINDA D. PAVONA
Vice President

MARIE D. WALKER
Vice President and Controller

FREDRICK H. WISSER
Vice President


     OTHER CORPORATE INFORMATION

CORPORATE OFFICE
One Business & Trade Center
200 Washington Square North
Lansing, Michigan  48933
(517) 487-6555
www.cbcl.com



INDEPENDENT AUDITORS
BDO Seidman, LLP
Grand Rapids, Michigan

LEGAL COUNSEL
Strobl & Borda, P.C.
Bloomfield Hills, Michigan

Lasky, Fifarek & Hogan
Lansing, Michigan

                  SHAREHOLDER INFORMATION


ANNUAL MEETING
The 1998 Annual Meeting of Capitol Bancorp Ltd. will be held on Thursday, April
30, 1998 at 4:00 p.m. at the Lansing Center, 333 E. Michigan Avenue, Lansing,
Michigan.

SHAREHOLDER INVESTMENT PLAN
Capitol Bancorp Ltd. offers its shareholders an easy and affordable way to invest in Capitol Bancorp Ltd. common stock through the Shareholder Investment
Program. The Program's benefits include features such as reinvestment of dividends in additional common stock, direct deposit of dividends, ability to purchase as little as $50 in common stock as frequently as once a month, and the option to make transfers or gifts of Capitol Bancorp Ltd. common stock to another person free of charge. Participation in the Program is voluntary, and all shareholders are eligible. Purchases under the Program are not currently subject to any brokerage fees or commissions. For further information regarding the Capitol Bancorp Ltd. Shareholder Investment Program or a copy of the Program prospectus, informational brochure and enrollment materials contact UMB Bank, n.a. at (800) 884-4225 or Capitol Bancorp Ltd. at (517) 487-6555.

COMMON STOCK TRADING INFORMATION
Common stock of Capitol Bancorp Ltd. trades on the Nasdaq National Market Tier of The Nasdaq Stock MarketSM under the trading symbol "CBCL".

The following brokerage firms make a market in the common stock of Capitol
Bancorp Ltd.:

Robert W. Baird & Co., Inc.        Howe Barnes Investments, Inc.
Milwaukee, Wisconsin               Chicago, Illinois

EVEREN Securities, Inc.            McDonald & Company Securities, Inc.
Chicago, Illinois                  Cleveland, Ohio

First of Michigan Corporation      Roney & Co. Inc.
Detroit, Michigan                  Detroit, Michigan

Herzog, Heine, Geduld, Inc.        Stifel, Nicolaus & Company, Inc.
Detroit, Michigan                  St. Louis, Missouri

COMMON STOCK TRANSFER AGENT
UMB Bank, n.a.
928 Grand Avenue
P.O. Box 410064
Kansas City, Missouri  64141-0064
(800) 884-4225

TRUST-PREFERRED SECURITIES TRADING INFORMATION
Preferred securities of Capitol Trust I (a subsidiary of Capitol Bancorp Ltd.)
trade on the Nasdaq Stock Market SM under the trading symbol"CBCLP".

The following brokerage firms make a market in the trust-preferred securities of Capitol Trust I:

Robert W. Baird & Co., Inc.   Howe Barnes Investments, Inc.      Stifel, Nicolaus & Company, Inc.
Milwaukee, Wisconsin          Chicago, Illinois                  St. Louis, Missouri

TRUST PREFERRED SECURITIES TRUSTEE
The First National Bank of Chicago
Chicago, Illinois